UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Approach Resources Inc.
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One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2012 annual meeting of stockholders of Approach Resources Inc., a Delaware corporation, will be held at the offices of Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Thursday, May 31, 2012, at 10:00 a.m. Central Time, for the following purposes:

•	To elect two directors, James H. Brandi and James C. Crain, to the class of directors whose term expires in 2015;

•	To hold an advisory vote to approve executive compensation;

•	To approve the second amendment to our 2007 Stock Incentive Plan;

•	To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	To transact such other business as may properly come before the meeting.

You may vote if you were a stockholder of record at the close of business on April 12, 2012. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. You may still vote in person if you attend the annual meeting. For further details about voting, please see “General Matters” beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors, the advisory vote to approve executive compensation and the vote to approve the second amendment to our 2007 Stock Incentive Plan, your shares will not be voted on these matters.

This notice and proxy statement are first being sent to stockholders on or about April 20, 2012. Our 2011 annual report to stockholders is being sent with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft, P.E.
President and Chief Executive Officer

April 20, 2012

Fort Worth, Texas

i

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APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders

May 31, 2012

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Approach Resources Inc. for use at the 2012 annual meeting of stockholders and any adjournments or postponements of the meeting. We refer to our Board of Directors as the “Board” and to Approach Resources Inc. as “Approach,” the “Company,” “we,” “us” or “our.” The annual meeting will be held at the offices of the Company, One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Thursday, May 31, 2012, at 10:00 a.m. Central Time.

The items to be considered are summarized in the notice of annual meeting of stockholders and more fully described in this proxy statement. The notice of annual meeting, this proxy statement, the enclosed proxy card and our 2011 annual report to stockholders are first being mailed on or about April 20, 2012, to all record holders of our common stock as of April 12, 2012. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 31, 2012

The notice of annual meeting, this proxy statement, the form of proxy card and our 2011 annual report to stockholders are available at www.approachresources.com. On this site, you will be able to access these materials and any amendments or supplements to these materials that are required to be furnished to stockholders. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this proxy statement or any other filing that we make with the Securities and Exchange Commission (the “SEC”).

GENERAL MATTERS

Record date.    The record date for the annual meeting is April 12, 2012. On the record date, there were 33,519,668 shares of our common stock outstanding and there were no outstanding shares of any other class of stock. Our stockholders are entitled to one vote for each share of common stock that is owned on the record date, April 12, 2012, on all matters considered at the annual meeting.

Quorum.    In order for us to hold our annual meeting, holders of a majority of our outstanding shares of common stock as of April 12, 2012, must be present in person or by proxy at the meeting. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2012 annual meeting.

Shares Held of Record.    If your shares are held in your name, you may vote your shares either in person or by proxy. To vote by proxy, you may vote by telephone by using the toll-free number listed on the proxy card, by the Internet at the website for Internet voting listed on the proxy card or you may mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you vote by granting a proxy, the proxy holders will vote the shares according to your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board. If you plan to vote in person at the annual meeting, please bring proof of identification. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Shares Held in Street Name.    If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this proxy statement. Like shares held of record, you may vote your shares held in street name in person at the annual meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. You may also vote by telephone or through the Internet if your broker, bank or other nominee makes these methods available, in which case your broker, bank or other nominee has provided applicable instructions to do so. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1, 2 and 3. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters.

Revoking Your Proxy.    If your shares are held of record, even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (i) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile at (817) 989-9001, (ii) mailing in a new proxy card with a later date, or (iii) attending the annual meeting and voting in person, which suspends the powers of the proxy holder. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such broker’s, bank’s or other nominee’s procedures.

Vote Required.    For Proposal 1, the election of two directors, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT.” A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” will have no legal effect on the outcome of the election of directors. With respect to votes marked “FOR ALL EXCEPT,” votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

For each of the Proposals 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve Proposals 2, 3 and 4. As such, abstentions will have the effect of a vote against the matters to be voted on in Proposals 2, 3 and 4. Brokers will not have discretionary authority to vote on Proposals 2 and 3, and broker non-votes will have no effect on the outcome of such votes. Brokers will have discretionary authority to vote on Proposal 4.

Costs of Solicitation.    We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assist in the solicitation of proxies, we have employed Okapi Partners LLC, which will receive a fee of approximately $7,500, plus out-of-pocket expenses.

If you have any questions about this proxy statement or the annual meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by telephone at (817)  989-9000.

PROPOSAL 1 -

ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our certificate of incorporation, the members of our Board are divided into three classes with staggered, three-year terms. The terms of two Class II directors expire at the 2012 annual meeting.

The Board has nominated James H. Brandi and James C. Crain for re-election as directors. Upon election, Mr. Brandi and Mr. Crain will serve for terms expiring at the 2015 annual meeting of stockholders or, in each case, until their successors are elected and qualified.

Each of the nominees has agreed to serve if elected. If either of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board may also reduce by resolution the number of directors. The Board does not presently expect that either of the nominees will become unavailable for election.

In making these nominations, the Compensation and Nominating Committee (“Compensation Committee”) reviewed the background of the nominees and recommended nomination to the full Board consistent with the Compensation Committee’s guidelines for identifying and evaluating nominees for directors. Please see “Corporate Governance — Identifying and Evaluating Nominees for Directors” for more information on the Compensation Committee’s guidelines for identifying and nominating director nominees. In addition, information on each nominee is set forth below.

Directors

The Board believes that each nominee and director has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee and director should serve on the Board, including:

•	Experience in executive management and operations in exploration and production (“E&P”), or oilfield service companies (Mr. Bell, Mr. Craft, Mr. Crain, Mr. Lubar and Mr. Whyte);

•	Detailed, technical understanding of the Company’s operations, reserves, drilling and completion techniques (Mr. Craft);

•	Deep history and knowledge of asset acquisitions, divestitures and evaluations in the E&P and broader energy sectors (all of our directors);

•	Expertise in public and private capital markets in the E&P and broader energy sectors (Mr. Bell, Mr. Brandi, Mr. Lawrence and Mr. Lubar);

•	Oversight of E&P, midstream, oilfield services and other energy companies through other public boards of directors (Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte);

•	An advanced degree or license in public accounting (Mr. Bell and Mr. Crain);

•	An advanced degree in law or the practice of oil and gas law (Mr. Crain and Mr. Lubar);

•	Government service in the executive branch (Mr. Lubar); and

•	Board independence (Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte).

The Board believes that these skills and experiences qualify the nominees and directors to serve on the Board of the Company.

The principal occupation and other information about our directors is set forth below. All of our directors are members of the National Association of Corporate Directors.

Name	Age	Director Since	Term Expires	Class
Alan D. Bell	66	2010	2014	Class I
James H. Brandi	63	2007	2012	Class II
J. Ross Craft	55	2002	2013	Class III
James C. Crain	63	2007	2012	Class II
Bryan H. Lawrence	69	2002	2013	Class III
Sheldon B. Lubar	82	2007	2014	Class I
Christopher J. Whyte	55	2007	2014	Class I

Alan D. Bell was appointed to our Board in August 2010 and is Chairman of our Audit Committee. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the Southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell also serves on the Board of Directors of the North Texas chapter of the National Association of Corporate Directors. During the past five years, Mr. Bell has also been a director of Toreador Resources Corporation, an independent energy company with interests in developed and undeveloped oil properties in France, and Dune Energy Inc., an independent energy company based in Houston. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners and the Society of Petroleum Engineers. Mr. Bell is also an Eagle Scout.

James H. Brandi joined us as a director in June 2007 and is Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Brandi’s prior work experience includes serving as Managing Director in investment banking at BNP Paribas, a global bank and financial services company, from May 2010, when BNP Paribas acquired Hill Street Capital, until November 2011. From November 2005 to May 2010, Mr. Brandi was a partner at Hill Street Capital, a financial advisory and private investment firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Before 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi is a director of OGE Energy Corp., an energy and energy services provider that delivers electricity in Oklahoma and Arkansas and gathers, processes and transports natural gas in the North Central United States through its subsidiary, Enogex LLC, and Carbon Natural Gas Company, an independent oil and gas company. During the past five years, Mr. Brandi also has been a director of Energy East Corp., a utility holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998 and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President — Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has over 30 years of experience in the oil and gas industry. Mr. Craft holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Craft is a member of the Society of Petroleum Engineers, the Texas Oil & Gas Association, the Permian Basin Petroleum Association and the Independent Petroleum Association of America. Mr. Craft has served on the Board of the Fort Worth Chapter of the Society of Petroleum Engineers and on the Board of the Fort Worth Petroleum Engineers Club, where his last position was President. Mr. Craft is also an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Executive Vice President and General Counsel.

James C. Crain joined us as a director in June 2007 and is a member of our Audit Committee and our Compensation Committee. Mr. Crain has been in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position as President, which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Before joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain is a director of Crosstex Energy, Inc., a midstream natural gas company, and GeoMet, Inc., a natural gas exploration and production company. During the past five years, Mr. Crain has also been a director of Crosstex Energy GP, LLC, the general partner of a midstream natural gas company, and Crusader Energy Group Inc., an oil and gas exploration and production company. Mr. Crain holds a B.B.A., M.P.A. and J.D. from the University of Texas at Austin.

Bryan H. Lawrence has been a member of our Board since 2002 and is the Chairman of our Board. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships was formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in 1997. Mr. Lawrence is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, Carbon Natural Gas Company, an independent oil and gas company, the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider, Winstar Resources Ltd., a Canadian oil and gas company, and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships holds equity interests. During the past five years, Mr. Lawrence has also been a director of Compass Petroleum, Ltd., a Canadian oil and gas company. Mr. Lawrence is a graduate of Hamilton College and holds an M.B.A. from Columbia University.

Sheldon B. Lubar joined us as a director in June 2007 and is a member of our Compensation Committee. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. During the past five years, Mr. Lubar has also been a director of Weatherford International, Inc., a global provider of oilfield products and services, and Grant Prideco, a provider of drill pipe and drill bits. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development, Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.B.A., J.D. and an honorary Doctor of Humanities degree from the University of Wisconsin — Madison, was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin — Milwaukee, and an Honorary Doctors degree from the Medical College of Wisconsin.

Christopher J. Whyte joined our Board in June 2007 and is a member of our Audit Committee. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia, Romania and Brazil, since 1995. Mr. Whyte is a director of Winstar Resources Ltd., a public Canadian oil and gas company. During the past five years, Mr. Whyte has also been a director of Compass Petroleum, Ltd., a Canadian oil and gas company. Mr. Whyte holds a B.A. from the University of Pittsburgh. Mr. Whyte has over 25 years of experience in various operating, executive and finance positions, including as a Chief Executive and Chief Financial Officer, in the E&P and energy businesses.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of directors. A properly-executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

PROPOSAL 2 -

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement according to the compensation disclosure rules of the SEC.

As described in detail below in this proxy statement under “Compensation Discussion and Analysis,” we seek to (i) pay our named executive officers for performance, (ii) closely align the interests of our named executive officers with the interests of our stockholders, and (iii) attract, retain and motivate top talent. Below is a summary of how we have structured our executive compensation program to achieve these goals:

Objective	How Our Current Executive Compensation Program Achieves This Objective
Pay for Performance

• In 2011, 85% of total compensation for our Chief Executive Officer (“CEO”), and over 80% of total compensation for the remaining four named executive officers, was tied to performance.

• Our 2011 and 2012 short-term incentive plans (“STIP”) are tied to company performance (75% of total opportunity) as well as individual performance (25% of total opportunity).

• Our 2011 and 2012 long-term incentive plans (“LTIP”) are tied to an initial performance trigger in the award year. In addition, approximately 25% of our 2012 LTIP is tied to three-year relative total stockholder return (“TSR”) performance.

Objective	How Our Current Executive Compensation Program Achieves This Objective
Align Executive Interests with Stockholder Interests

• Our compensation program provides our executives with meaningful equity ownership to give them the opportunity to acquire or increase a direct, proprietary interest in our operations and future success.

• Our 2011 and 2012 STIPs and LTIPs combine performance measures of both growth and cost control to encourage growth but avoid excessive risk-taking. In addition, our 2012 LTIP incorporates TSR over a three-year period to incentivize our named executive officers to build long-term TSR.

• We believe the performance measures in both our STIPs and LTIPs are strongly correlated to building stockholder value and increasing TSR.

Attract, Retain and Motivate Top Talent

• After TSR of 199% and 27% in 2010 and 2011, respectively, and a review of oil and gas industry salary information, we raised base salaries for 2011 and 2012.

• Our 2011 and 2012 LTIPs include service-based vesting requirements for three years after the award year to retain top executives over the long term.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement according to the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. If there are significant votes against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The Company currently intends to hold this vote annually, and the next such vote will occur in 2013.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 -

APPROVAL OF THE SECOND AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN

Background and Purpose of the Proposal

Our Board originally adopted the Approach Resources Inc. 2007 Stock Incentive Plan (the “2007 Plan”) on June 26, 2007, and our stockholders originally approved the 2007 Plan on that same date. The First Amendment to the Plan was adopted by the Board effective December 31, 2008. At our last annual meeting on June 1, 2011, our stockholders voted to reapprove the material terms of the 2007 Plan so that awards granted under the 2007 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”) would be fully deductible by us.

At this annual meeting, stockholders will be asked to approve the Second Amendment to the 2007 Plan (the “Second Amendment”), to be effective May 31, 2012, if approved. The purposes of the Second Amendment are to (i) eliminate the “evergreen” provision in the 2007 Plan, which currently provides that the number of shares available for grant under the 2007 Plan will be 10% of the outstanding shares of our common stock, as adjusted at the beginning of each calendar year, (ii) specify that 2,100,000 shares is the maximum number of shares of common stock available for the grant of awards under the 2007 Plan after May 31, 2012, (iii) prohibit shares tendered to pay for the exercise price of an option and shares withheld to pay taxes, in either case, to be recycled back into the 2007 Plan for future awards, and (iv) extend the term of the 2007 Plan until May 30, 2022. Because the “evergreen” provision currently included in the 2007 Plan means that new shares are automatically made available for issuance under the 2007 Plan on an annual basis without stockholder approval based on the number of outstanding common shares of the Company each year, additional shares could continue to become available for issuance under the 2007 Plan in its current form over the life of the 2007 Plan. Approval of the Second Amendment will limit the number of shares that may be issued for new awards under the 2007 Plan to 2,100,000 shares, which will provide certainty as to the greatest number of shares that may be issued under the 2007 Plan. If the Second Amendment is approved, this 2,100,000 limit on shares cannot be increased without further approval by our stockholders.

The use of stock-based awards under the 2007 Plan continues to be a key element of our compensation program. Of the 3,309,359 shares currently authorized for issuance under the 2007 Plan as of March 31, 2012, a total of 1,805,462 shares have been issued as of March 31, 2012, after the lapse of restrictions on grants of restricted stock or upon the exercise of stock options. As of March 31, 2012, under the 2007 Plan, a total of 43,275 shares remained subject to outstanding stock options and 971,777 shares remained subject to awards of restricted stock still subject to forfeiture. The 2007 Plan is a broad-based plan under which we grant awards to our employees, officers, directors and consultants. We continue to believe that our long-term interests are best served by aligning the interests of our outside directors and key employees with the interests of our stockholders. While the Board and Compensation Committee recognize the potential dilutive effect of compensatory stock awards, they also recognize the significant motivational and performance benefits that can be achieved from making such awards.

We believe that approval of the Second Amendment will give us the flexibility to continue making stock-based awards over the next five years in amounts determined appropriate by the Compensation Committee. The 2007 Plan, as amended by the Second Amendment, would allow us to continue to use a variety of equity compensation awards in structuring compensation arrangements for our employees and other service providers, which awards provide our employees and other service providers with an opportunity to acquire and maintain stock ownership in the Company.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting is necessary for approval of the Second Amendment.

Consequences of Failing to Approve the Proposal

The Second Amendment will not be implemented unless it is approved by stockholders. If the proposed Second Amendment is not approved by our stockholders, the 2007 Plan will remain in effect in its present form. Failure of our stockholders to approve this Proposal also will not affect the rights of existing award holders under the 2007 Plan or under any previously granted awards under the 2007 Plan.

Summary of the Amended Plan

The following summary of the 2007 Plan, as amended by the Second Amendment (the “Amended Plan”), does not purport to be a complete description of all provisions of the Amended Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of (i) the 2007 Plan, which was filed as Exhibit 10.6 to our Registration Statement on Form S-1 on July 12, 2007, (ii) the First Amendment to the 2007 Plan, which was filed as Exhibit 10.1 to our Current Report on Form 8-K on December 31, 2008, and (iii) the Second Amendment, which is attached to this proxy statement as Appendix 1. The Amended Plan gives the Compensation Committee the ability to award stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, unrestricted stock awards and other incentive awards, with vesting and other award provisions that provide effective incentives to our employees and outside directors and alignment of stockholder, management and outside director interests. Unless earlier terminated by action of our Board, the Amended Plan will terminate on May 30, 2022. Awards granted before the termination date of the Amended Plan will continue to be effective according to their terms and conditions.

Persons Who May Participate.    Awards may be made under the Amended Plan to our employees, outside directors and consultants, including any employee who is an officer, and to any other service provider who, in the opinion of the Compensation Committee, is in a position to make a significant contribution to our success. Only individuals who are our employees or who are employees of one of our corporate subsidiaries are eligible to receive incentive stock options. The Compensation Committee determines in its discretion which eligible persons will receive awards under the Amended Plan. As of March 31, 2012, approximately 80 employees, six outside directors and one consultant were eligible to participate in the Amended Plan.

Shares Subject to the Amended Plan.    The total aggregate number of shares of our common stock available for grant of awards under the Amended Plan, as of May 31, 2012, will not exceed 2,100,000 shares. The maximum number of shares of common stock available for grant of awards under the Amended Plan is also subject to adjustment for corporate events such as recapitalizations, stock splits, stock dividends and other corporate events. See “Awards Under the Amended Plan — Corporate Events” below.

If an award granted under the Amended Plan, including awards granted and outstanding as of May 31, 2012, expires, is forfeited or becomes unexercisable for any reason, the undelivered shares of common stock that were subject to the award will be available for future awards under the Amended Plan. The number of shares available for grant of awards under the Amended Plan will not be increased by (i) the number of shares of common stock delivered or withheld to pay the exercise price of any award, or (ii) the number of shares of common stock delivered or withheld to pay withholding taxes payable upon exercise, vesting or payment of any award. Our common stock issued or to be issued under the Amended Plan consists of authorized but unissued shares.

Maximum Amount of Compensation that May be Paid to a Participant.    The maximum shares of common stock that may be subject to incentive stock options granted under the Amended Plan is 1,100,000. The maximum number of shares of common stock that may be subject to all awards granted to any one participant in each fiscal year is 330,000 shares. The maximum number of shares of common stock that may be subject to nonqualified stock options and stock appreciation rights granted to any one participant during a fiscal year is 330,000 shares. The amount that may be paid in cash pursuant to performance awards granted to our CEO and three other most highly compensated officers, other than our CEO and Chief Financial Officer (“CFO”) (each, a “Covered Employee”), that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code is $5,000,000 for each fiscal year during the applicable performance period.

Administration.    The Amended Plan provides for administration by the Board or the Compensation Committee, or another committee of the Board designated by the Board. Subject to the terms of the Amended Plan, the Board or the Compensation Committee has broad authority to, among other things, select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Amended Plan. Currently, the 2007 Plan is administered by the Compensation Committee. Under NASDAQ rules, members of the Compensation Committee are required to satisfy the NASDAQ’s standards for independence, subject to certain narrow exceptions. The Compensation Committee may delegate various functions to subcommittees or certain officers.

Awards Under the Amended Plan

Stock Options.    The Amended Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and stock options that do not qualify as incentive stock options (i.e., nonqualified stock options). The exercise price of each stock option may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of certain 10%

stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed at the time of grant and may not exceed 10 years from the date of grant. The Compensation Committee determines when each option may be exercised and the period of time, if any, after retirement, death, disability or other termination of employment during which options may exercised. Options may be exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee. In general, a participant may pay the exercise price of an option in cash or in cash equivalents, by tendering shares of common stock having an aggregate fair market value at the time of exercise equal to the total exercise price, by surrendering a sufficient portion of the shares with respect to which the option is exercised having an aggregate fair market value at the time of exercise equal to the total exercise price, by a sale through a broker-dealer or in a combination of these forms, as permitted by the Compensation Committee. The Amended Plan prohibits the repricing of stock options without stockholder approval.

Stock Appreciation Rights.    A stock appreciation right provides the right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the rights during a specified period of time. The Compensation Committee may grant stock appreciation rights subject to such terms and conditions and exercisable at such times as determined by the Compensation Committee and specified in the applicable award agreement. The price at which stock appreciation rights may be exercised will not be less than 100% of the fair market value of our common stock on the date of grant, unless the award is granted in substitution of an award held by an employee of a company we acquire. The term of a stock appreciation right will not exceed 10 years. Stock appreciation rights may not be repriced without stockholder approval.

Restricted Stock.    A restricted stock award is an award of shares that is subject to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and prohibitions regarding the transferability of the shares, for a period to be determined by the Compensation Committee. The Compensation Committee has the discretion to determine the terms of any restricted stock award including the number of shares subject to the award, the price (if any) paid for shares subject to the award and the minimum period over which a restricted stock award may be vested. Unless otherwise determined by the Compensation Committee, participants holding shares subject to restricted stock awards may exercise full voting rights with respect to the shares during the restriction period and will be entitled to receive all dividend and other distributions with respect to the shares.

Restricted Stock Units.    A restricted stock unit is an award of units denominated in shares and payable in shares or cash, which is subject to such performance and/or other conditions as are specified by the Compensation Committee. The Compensation Committee has the discretion to determine the terms of any restricted stock unit award, including the number of shares subject to such award and the minimum period over which the award may vest and be settled. Holders of restricted stock units will be entitled to receive dividend equivalents only to the extent provided by the Compensation Committee.

Performance Awards.    The Amended Plan provides for the grant of performance awards, ultimately payable in common stock or cash (or a combination thereof), as determined by the Compensation Committee. Performance awards are conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that is not shorter than one year. The applicable award agreement will specify the amount, or the formula for determining the amount, that may be earned under the performance award, the performance criteria and level of achievement versus the performance criteria that will determine the amount payable under the performance award, the performance period over which performance is measured, and such other terms and conditions as the Compensation Committee may determine. Performance awards to Covered Employees or to individuals who are likely to be Covered Employees may be designed to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent the Compensation Committee so designates. Notwithstanding satisfaction of any applicable performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

Performance goals set by the Compensation Committee may relate to one or more of the following objective performance criteria (on an absolute basis or relative to the performance of other business entities) that the Compensation Committee determines is appropriate: (i) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (ii) return on equity, (iii) return on assets or net assets, (iv) return on capital or invested capital and other related financial measures, (v) cash flow or EBITDA or EBITDAX, (vi) revenues, (vii) income or operating income, (viii) expenses or costs or expense levels or cost levels (absolute or per unit), (ix) one or more operating ratios, (x) stock price, (xi) total stockholder return, (xii) operating profit, (xiii) profit margin, (xiv) capital expenditures, (xv) net borrowing, debt leverage levels, credit quality or debt ratings, (xvi) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (xvii) net asset value per share, (xviii) economic value added, (xix) individual business objectives, (xx) growth in production, (xxi) growth in reserves, (xxii) reserve replacement ratio, and/or (xxiii) finding and development costs per unit. The performance goals based on these performance measures may be made relative to the performance of other business entities.

Other Awards.    In addition to the award types described above, the Amended Plan permits the granting of the following types of awards:

•	Shares of unrestricted stock, which are shares of common stock issued at no cost or for a purchase price and that are free from any transferability and forfeiture restrictions.

•

Other incentive awards, which may be payable in common stock, cash or other property as determined by the Compensation Committee. The terms and conditions of such awards will be specified by the Compensation Committee in the applicable award agreement.

Transferability.    Unless otherwise provided by the Compensation Committee, awards under the Amended Plan are generally only transferable (i) by the recipient’s last will and testament and by the applicable laws of descent and distribution, (ii) pursuant to a domestic relations order, or (iii) to immediate family members or trusts or partnerships solely for the benefit of the participant’s immediate family members. Incentive stock options are transferable only as provided in clause (i) above.

Tax Withholding.    A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the Amended Plan, and the Compensation Committee will not be required to issue any shares or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Compensation Committee may permit tax withholding obligations to be satisfied by having the Company withhold a portion of the shares that would otherwise be issued to the participant under an award or by allowing the participant to surrender previously acquired shares.

Amendment and Termination.    Our Board may amend, suspend or terminate the Amended Plan at any time and for any reason. Amendments to the Amended Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the Amended Plan, changes the designation or class of persons eligible to receive awards under the Amended Plan or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the Amended Plan do not require stockholder approval. No amendment to the Amended Plan or awards may adversely affect in any material way any outstanding award without the consent of the holder of such award.

Corporate Events.    We may make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Amended Plan, including the individual limitations on awards, to reflect recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends and other similar events. Unless provided otherwise in an applicable award agreement, in the event of a “change in control” (as defined in the Amended Plan), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible. If there is a change in control and we are not the surviving corporation (or if we survive only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, awards will be replaced with similar awards of the surviving corporation (or parent of the surviving corporation). The Compensation Committee may require the surrender to us by selected participants of some or all of the outstanding awards held by such participants, at which time we will cancel those awards and cause to be paid to each affected participant a certain amount of cash per share, as specified in the Amended Plan.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to participants arising from participation in the Amended Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Amended Plan may vary depending on the particular situation and therefore may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences.

Incentive Options; Nonqualified Options; Stock Appreciation Rights.    Participants will not realize taxable income upon the grant of a nonqualified stock option or a stock appreciation right. Upon the exercise of a nonqualified stock option or a stock appreciation right, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a stock appreciation right, or pursuant to the cash exercise of a nonqualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Federal Income Tax Consequences — Tax Code Limitations on Deductibility” below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described above.

Participants eligible to receive an incentive stock option will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, we will not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “Federal Income Tax Consequences — Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a nonqualified stock option or incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise that equals the number of shares of previously held common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant’s transfer of previously held common stock in full or partial satisfaction of the exercise price of an nonqualified stock option or incentive stock option, the tax consequences of the reload option will be as provided above for a nonqualified stock option or incentive stock option, depending on whether the reload option itself is a nonqualified stock option or incentive stock option.

The Amended Plan allows the Compensation Committee to permit the transfer of awards in limited circumstances. See “Awards Under the Amended Plan — Transferability.” For income and gift tax purposes, certain transfers of nonqualified stock options and stock appreciation rights generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (“IRS”) has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or stock appreciation rights. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 (for 2012) per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options is uncertain, and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of stock appreciation rights.

Restricted Stock Awards; Restricted Stock Units; Cash Awards.    A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a stock award in the form of restricted stock units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives cash or common stock in settlement of the restricted stock units in an amount equal to the cash or the fair market value of the common stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a restricted stock award in an amount equal to the fair market value of the common stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under section 83(b) of the Code, or (ii) when the common stock is received, in cases where a participant makes a valid election under section 83(b) of the Code.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above for common stock or cash received. Dividends that are received by a participant before the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described above.

Tax Code Limitations on Deductibility.    In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for future payments under the Amended Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for amounts paid under the Amended Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to “covered employees” of a publicly traded corporation to $1,000,000 for any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based awards intended to comply with Section 162(m) may not be granted in a given period if such awards relate to shares of common stock that exceed a specified limitation or, alternatively, the performance-based awards may not result in compensation, for a participant, in a given period that exceeds a specified limitation. Specifically, under the terms of the Amended Plan, a participant who receives an award or awards intended to satisfy the “performance-based compensation” exception to the $1,000,000 deductibility limitation may not receive performance-based awards relating to more than 330,000 shares of common stock or, with respect to awards not related to shares of common stock, $5,000,000, in any given fiscal year. Although the Amended Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “Awards Under the Amended Plan — Performance Awards.”

Requirements Regarding Deferred Compensation.    Certain of the benefits under the Amended Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code. Failure to comply with the requirements of Section 409A regarding the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and being subject to substantial penalties.

New Plan Benefits and Previously Awarded Options

The awards, if any, that will be made to eligible persons under the Amended Plan are subject to the discretion of the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors under the Amended Plan. Therefore, a New Plan Benefits Table is not provided.

We made annual equity awards under the 2007 Plan in 2011 to our named executive officers, outside directors and other eligible employees. The 2011 grants to the named executive officers are reflected in the “Grants of Plan-Based Awards for Year Ended December 31, 2011” table. The 2011 grants to outside directors are reflected in the table under “Director Compensation.” On April 12, 2012, the closing price of our common stock was $36.93 per share.

The following table sets forth, for the named executive officers and certain other groups, all shares underlying outstanding stock options awarded before December 31, 2011, under the 2007 Plan and under our 2003 Stock Option Plan. No associate of any of the directors, named executive officers or nominees set forth below holds or has held options to purchase our common stock.

Name and Principal Position	Number of Shares Issued or Underlying Options
J. Ross Craft
President and Chief Executive Officer	152,892
Qingming Yang
Executive Vice President — Business Development and Geosciences	—
Steven P. Smart
Executive Vice President and Chief Financial Officer	28,845
J. Curtis Henderson
Executive Vice President and General Counsel	—
Ralph P. Manoushagian
Executive Vice President — Land	28,845
All executives as a group	210,582

Non-executive director group(1)	—

Non-executive officer employee group	49,515

Total	260,097

(1)	All members of the Board who are not also our executive officers.

On March 13, 2012, the named executive officers exercised all of their outstanding stock options listed in the table above. The expiration date of these stock options was January 1, 2013.

Vote Required

Approval of the Second Amendment to the 2007 Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter.

Board Recommendation

The Board believes that approval of the Second Amendment to the 2007 Plan is in the best interests of the Company and our stockholders. For the reasons stated above, the stockholders are being asked to approve this proposal.

The Board recommends a vote “FOR” approval of the Second Amendment to the 2007 Plan.

PROPOSAL 4 -

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP (“Hein”) as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2012, and our internal controls over financial reporting as of December 31, 2012. Hein has served as our independent registered public accounting firm since 2005 and has provided us audit-related services during that time. Hein also provided us tax services through 2008. Representatives of Hein are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal year 2012.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year 2012.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure

Our Board has seven directors and two committees, the Audit Committee and the Compensation Committee. Our Board is classified into three classes of directors, each serving staggered, three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2014, 2012 and 2013, respectively. Our bylaws provide that the Board will consist of at least three but not more than nine directors, and the exact number of directors that make up the Board will be fixed from time to time by resolution of the Board. No decrease in the number of directors may shorten the term of any incumbent director.

Board Meetings

During 2011, our Board held 10 meetings. The independent directors met six times in executive session during 2011. Each director attended at least 80% of the meetings of the Board.

Board Leadership Structure

Our Board currently separates the roles of Chairman of the Board and CEO. The Board believes that the functions of the Chairman of the Board are distinct from those of the CEO. The Board believes that, although these functions may be fulfilled by a single individual, separation of the positions currently serves to enhance the Board’s oversight of, and independence from, management. Our Board does not have a written policy regarding the separation of the positions of Chairman and CEO, and may modify this structure in the future to best address circumstances as appropriate.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

Under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks.

The Audit Committee meets regularly in executive session without the Company’s independent registered public accounting firm and without management. Members of the Audit Committee routinely attend meetings of the Company’s Disclosure Committee, which meets before the Company files quarterly and annual financial reports with the SEC. In addition, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting. The Audit Committee also meets with our internal controls, Sarbanes-Oxley compliance and enterprise risk management consultants, and, if applicable, reviews related-party transactions for potential conflicts of interest. Regarding enterprise risk management during 2011 and 2012, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks. The Audit Committee met with management and the Company’s enterprise risk management consultant regarding this process. Finally, the Audit Committee oversees the reserves estimation process and meets with our CEO, key management and the independent engineering firm to review the processes used to prepare our proved reserves reports.

The Compensation Committee manages risks associated with executive compensation and the independence of the Board, and meets regularly in executive session without management. See “Compensation Practices as They Relate to Risk Management” for additional discussion of our management of risks relating to executive compensation. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Committee Composition and Meetings

Committee membership during the last fiscal year, number of meetings and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by our Board. Each of the committee charters is available under the Corporate Governance section of our website at www.approachresources.com and is available in printed form upon request by any stockholder.

Name of Director	Audit	Compensation and Nominating	Board of Directors
Alan D. Bell	Chair		Member
James H. Brandi	Member	Chair	Member
J. Ross Craft			Member
James C. Crain	Member	Member	Member
Bryan H. Lawrence			Chair
Sheldon B. Lubar		Member	Member
Christopher J. Whyte	Member		Member
Number of meetings in 2011	6	6	10

Each committee member attended at least 80% of the meetings of each committee on which such member served.

Audit Committee

We have an audit committee established according to Section 10A-3 of the Exchange Act. Our Audit Committee is made up of Alan Bell, Chairman, James Brandi, James Crain and Christopher Whyte. Our Board has determined that all members of the Audit Committee are independent Audit Committee members under SEC and NASDAQ rules and regulations. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise under NASDAQ rules. The Board has determined that Alan Bell, James Crain and Christopher Whyte are each “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee assists our Board in fulfilling the Board’s oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management. For ease of reference in this proxy statement we may refer to the independent registered public accounting firm as our “accounting firm.”

Principal responsibilities of the Audit Committee under its charter include the following:

•	appoint, determine funding for and oversee our accounting firm;

•	pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms) to be performed for us by our accounting firm;

•	review and discuss with management and our accounting firm our quarterly and annual financial statements;

•

review and discuss quarterly reports from our accounting firm on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management and other material written communications between the accounting firm and management;

•	discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts;

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•

review and discuss with management and our accounting firm our internal controls report and our accounting firm’s attestation of the report before the filing of the Company’s annual report on Form 10-K;

•	review and evaluate the lead partner of our accounting firm audit team; and

•

establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

Compensation and Nominating Committee

The Compensation and Nominating Committee, which we also refer to as our “Compensation Committee,” oversees our executive and director compensation and the Board nominees for election by stockholders. Our Compensation Committee is made up of James Brandi, Chairman, James Crain and Sheldon Lubar. Our Board has determined that all members of the Compensation Committee are independent Compensation Committee members under applicable SEC and NASDAQ rules and regulations.

Principal responsibilities of the Compensation Committee under its charter include the following:

•

review and approve corporate goals and objectives relating to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation;

•

review and approve the evaluation process and compensation structure for our executive officers and key employees and, in consultation with the CEO, recommend to the Board the annual compensation for such officers and key employees;

•	review and administer our incentive compensation and stock-based plans;

•	review director compensation and recommend to the Board the form and amount of director compensation;

•	meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations;

•	establish procedures for evaluating the suitability of potential director nominees;

•	recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable;

•	review the suitability for continued service as a director of each Board member; and

•	review periodically the size and composition of the Board and recommend to the Board any appropriate changes, subject to our bylaws.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder to our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information on our website is not part of this proxy statement.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com. Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change in or waiver for any of our officers, by our independent directors. All changes and waivers will be disclosed as required by applicable SEC and NASDAQ rules and regulations.

Board Independence

The Board has determined that, except for our CEO, all members of our Board, including our Chairman, are independent under SEC and NASDAQ rules and regulations. Furthermore, the Board has determined that all of the current members of both the Audit Committee and the Compensation Committee are independent under SEC and NASDAQ rules and regulations.

In determining the independence of Board and committee members, the Board specifically considered Mr. Brandi’s position as a Managing Director of BNP Paribas (“Paribas”) from May 2010 through November

2011. Mr. Brandi became a Managing Director of Paribas in May 2010, after the acquisition by Paribas of Hill Street Capital, a financial advisory and private investment firm where Mr. Brandi was formerly a partner. In an unrelated transaction, Paribas became a party to our Credit Agreement in May 2010, after acquiring Fortis Capital Corp., a former member of our bank group. As a member of our bank group and party to our Credit Agreement until November 2011, Paribas committed to loan us 23.33% of our total borrowing base of $260 million and indirectly received a proportionate share of the interest and fees that we paid to the bank group for maintaining our revolving credit facility. Mr. Brandi has no direct or indirect material interest in this transaction. After reviewing all of the relevant facts and circumstances of Mr. Brandi’s employment by Paribas and Paribas’s former relationship with the Company, the Board determined Mr. Brandi to be independent under SEC and NASDAQ rules and regulations regarding independence. The Board also determined that Mr. Brandi would continue to qualify as an “outside director” under Section 162(m) of the Code and applicable regulations.

In determining the independence of Board members, the Board also specifically considered (i) Mr. Lawrence’s position as founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships (together, “Yorktown”), and (ii) Mr. Lawrence’s and Yorktown’s ownership of common stock in the Company. At the time of such determination, Mr. Lawrence individually owned approximately 1.6% of our outstanding common stock, and Yorktown owned approximately 5.3% of our outstanding common stock. After reviewing all of the relevant facts and circumstances of Mr. Lawrence’s position with Yorktown, and Yorktown’s and Mr. Lawrence’s ownership of common stock of the Company, the Board determined Mr. Lawrence to be independent under SEC and NASDAQ rules and regulations regarding independence. The Board also determined that Mr. Lawrence would continue to qualify as an “outside director” under Section 162(m) of the Code and applicable regulations.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation Committee and Board seek individuals who are of high ethical character and who share our values. The Compensation Committee and the Board also seek individuals with a diversity of professional experiences, including chief executive officers and other operating executives, investment and finance professionals, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the committee will use to evaluate director nominees are:

•	a candidate’s strength of character, independence of opinion and sound business judgment;

•	the proportion of Board members who meet the criteria for independence required by NASDAQ;

•	a candidate’s broad understanding of business, financial affairs and the complexities of a business organization;

•	a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders;

•	a candidate’s ability to devote sufficient time to effectively administer our affairs; and

•	a candidate’s educational background and expertise in areas significant to our operations.

The Compensation Committee has no specific policy on diversity. However, the committee does not discriminate on the basis of race, gender, age or cultural background in identifying and nominating nominees for director. For purposes of consideration of diversity, the Compensation Committee and the Board include members with differences of viewpoint, professional experience, education, skills and other individual qualities and attributes.

The Compensation Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and stockholders. For the deadlines for stockholder suggestions to the Compensation Committee of individuals to be considered for nomination as candidates to be elected at the 2013 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2013 Annual Meeting of Stockholders.” Any such suggestion should be sent to the Compensation Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, together with the same information as that described in our bylaws for stockholder nominations made by the Board or management. The information should also include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with the Board

Stockholders may send written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Compensation Committee and the Board. All directors attended the last annual meeting of stockholders either in person or by telephone.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this proxy statement any failure to file by these dates in 2011. Based solely on our review of reports that we have received during the year ended December 31, 2011, we believe all required reports were timely filed.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 12, 2012, beneficial ownership of our common stock by our directors, the executive officers named in the Summary Compensation Table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

Name	Number of Shares of Common Stock Owned(1)	Percent(2)
Directors and Executive Officers:
J. Ross Craft(3)	911,660	2.7%
Steven P. Smart(3)	337,044	1.0%
J. Curtis Henderson(3)	301,657	*
Ralph P. Manoushagian(3)	265,841	*
Qingming Yang(3)	238,852	*
Bryan H. Lawrence(4)(5)	1,420,362	4.2%
Alan D. Bell(3)	11,139	*
James H. Brandi(3)(6)	37,007	*
James C. Crain(3)	33,965	*
Sheldon B. Lubar(3)(7)	992,916	3.0%
Christopher J. Whyte(3)	36,318	*
All executive officers and directors as a group (11 persons)	4,586,761	13.7%
Other Beneficial Owners:
First Manhattan Co.(8)	2,021,387	6.0%
BlackRock, Inc.(9)	1,859,035	5.6%
Goldman Sachs Asset Management(10)	1,735,335	5.2%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.

(2)	Based on 33,519,668 shares of our common stock outstanding at April 12, 2012.

(3)	C/o Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116.

(4)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(5)	Includes attribution of shares held by Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. and Yorktown Energy Partners, VII L.P. Mr. Lawrence disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)	Includes 400 shares owned by Mr. Brandi’s wife.

(7)	Includes attribution of shares held by Lubar Equity Fund, LLC and Lubar Nominees. Mr. Lubar disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	Based on Schedule 13G filed February 14, 2012, reporting ownership as of December 31, 2011. First Manhattan Co. (“First Manhattan”), as an investment adviser, has the sole and shared power to vote 569,300 and 1,348,462 shares, respectively, and the sole and shared power to dispose of 569,300 and 1,452,087 shares, respectively. First Manhattan’s principal business address is 437 Madison Avenue, New York, New York 10022.

(9)

Based on Schedule 13G filed February 9, 2012, reporting ownership as of December 31, 2011. BlackRock, Inc. (“BlackRock”), as a parent holding company or control person, has the sole power to vote and dispose of 1,859,035 shares. BlackRock’s principal business address is 40 East 52nd Street, New York, New York 10022.

(10)	Based on Schedule 13G filed February 10, 2012, reporting ownership as of December 31, 2011. Goldman Sachs Asset Management, L.P. (together with GS Investment Strategies, LLC, “Goldman Sachs Asset Management”), as an investment adviser, has the shared power to vote 1,735,335 shares, and the shared power to dispose of 1,786,912 shares. Goldman Sachs Asset Management’s principal business address is 200 West Street, New York, New York 10282.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
J. Ross Craft	55	President, Chief Executive Officer and Class III Director
Qingming Yang	49	Executive Vice President — Business Development and Geosciences
Steven P. Smart	57	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	49	Executive Vice President, General Counsel and Secretary
Ralph P. Manoushagian	60	Executive Vice President — Land

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal One — Election of Directors — Directors.”

Qingming Yang joined us in July 2009 as Vice President — Exploration. In November 2010, Dr. Yang was named Executive Vice President — Business Development and Geosciences. Dr. Yang has over 25 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Before joining Approach, Dr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including Exploration Manager for Worldwide Exploration and Business Development, Geosciences Advisor and Technical Lead for Pioneer’s Eagle Ford Shale team. Dr. Yang is a member of American Association of Petroleum Geologists (AAPG) and served as an Associate Editor for the AAPG Bulletin from 2003-2009. In addition, Dr. Yang was Chairman of Dallas Geological Society International Committee in 2002. Dr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas.

Steven P. Smart joined us as Treasurer at our inception in September 2002. Mr. Smart was named Vice President — Finance in August 2005, and promoted to Executive Vice President and Chief Financial Officer in June 2007. From 2000 to 2002, Mr. Smart was Controller and Treasurer of Prize Energy Corp., a public exploration and production company. From 1998 to 2000, Mr. Smart was a Senior Manager in the Energy Industry group at Arthur Andersen LLP. Prior to 1998, Mr. Smart served in senior executive financial positions with several public and private oil and gas companies, including Magnum Hunter Resources Inc. and Saxon Oil Co. Mr. Smart began his career in public accounting with Deloitte &Touche (formerly Touche Ross). Mr. Smart has over 30 years of experience with both public and private companies in the oil and gas industry. Mr. Smart holds a B.B.A. in Accounting from Angelo State University and is a licensed Certified Public Accountant in the State of Texas.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1996 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public, broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw its sale to an affiliate of Nextel Communications Inc. under Section 363 of the United States Bankruptcy Code in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 23 years of experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law, where he served as Articles Editor of the Washington and Lee Law Review. Mr. Henderson is the brother-in-law of J. Ross Craft, our CEO and President.

Ralph P. Manoushagian joined us in February 2004 as Land Manager. Mr. Manoushagian was named Senior Vice President — Land in June 2007 and Executive Vice President — Land in June 2008. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately-owned fuel distributorship. Mr. Manoushagian has been an active landman and oil and gas operator for over 30 years. Mr. Manoushagian holds a B.B.A. in Finance from the University of North Texas and has been a Certified Professional Landman since 1988. Mr. Manoushagian is a director of the First Financial Bank of Southlake, Texas. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts. Throughout this proxy statement, the individuals who serve as our CEO and CFO, as well as the other three most highly compensated individuals included in the Summary Compensation Table, are referred to as our “named executive officers” or “executive officers.” Specifically for 2011, our named executive officers were:

•	J. Ross Craft — President and CEO

•	Qingming Yang — Executive Vice President — Business Development and Geosciences

•	Steven P. Smart — Executive Vice President and CFO

•	J. Curtis Henderson — Executive Vice President and General Counsel

•	Ralph P. Manoushagian — Executive Vice President — Land

Introduction and Overview

The following discussion and analysis is intended to assist you in understanding our compensation program. It is intended to cover all the elements of compensation paid to our named executive officers and the reasoning used by the Compensation Committee in structuring our executive compensation program, which is designed primarily to incentivize our named executive officers to build long-term stockholder value.

We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by aligning the interests of our executive officers with those of our stockholders through operational and financial performance goals and equity-based compensation.

The three principal elements of our current executive compensation programs are annual base salary, short-term or annual incentive awards (“STIPs”) and long-term equity incentives (“LTIPs”) in the form of stock-based awards under our 2007 Plan. Our base salary pays for skill and experience and is required for market competitiveness. Our STIPs are annual, cash performance awards for achievement of then-current business goals. Our LTIPs are stock-based awards that provide a competitive, long-term incentive in direct alignment with stockholder interests. We also have employment agreements with our executive officers that contain employment terms, severance and change in control provisions. We believe these agreements are important to retain qualified executives in a competitive market for executive talent.

Executive Summary

We seek to pay our executive officers for performance, closely align the interests of our executive officers with the interests of our stockholders and attract, retain and motivate top executive talent. Below is a summary of our key performance results, achievements and compensation decisions in 2011. In reporting our financial and operating results, natural gas is converted at a rate of six thousand cubic feet of gas to one barrel of oil equivalent (“Boe”), and natural gas liquids (“NGLs”) are converted at a rate of one barrel of NGLs to one Boe.

Our Performance in 2011

We achieved strong operational and financial results and stockholder returns during 2011. Our executive officers were critical in helping us achieve these results. Key financial and operational results for 2011, compared to 2010, and stockholder returns that were important in our compensation decisions for the year are included below.

•	We increased our total estimated proved reserves by 26.3 million Boe (“MMBoe”), or 52% (target was 10% to 20%);

•	We increased production 50% to 2.3 MMBoe (target was 10% to 20%);

•	We increased EBITDAX (non-GAAP) 85% to $79.4 million, and EBITDAX per share 40% to $2.72 per share (target was 12.5% to 22.5% per share);

•	Drill-bit finding and development (“F&D”) (non-GAAP) costs were $7.54 per Boe (target was $12.00 to $15.00 per Boe);

•	We ended 2011 with a long-term debt to EBITDAX ratio of 0.6x (maximum was 2.75x); and

•	Total stockholder returns in 2011 were 27%.

EBITDAX and drill-bit F&D costs are non-GAAP financial measures. Reconciliation to our audited financial statements and other information on non-GAAP financial measures used in this proxy statement can be found following our annual report on Form 10-K that is being sent with this proxy statement. See “Short-Term Incentive Plan (“STIP”) — 2011 STIP Targets and Performance Categories” for a description of how we calculate EBITDAX, drill-bit F&D costs and all-in F&D costs from our audited financial statements and related notes.

In addition to the above financial and operational results and stockholder returns in 2011, under the leadership and vision of the executive team, the Company made important progress developing our Wolfcamp oil shale resource play. Among other things, in 2011 the executive team reduced the risk associated with our Wolfcamp play through a pilot drilling program, improved horizontal Wolfcamp well performance from an initial producing rate for our first well reported of 171 Boe per day in May 2011 to over 1,000 Boe per day for our seventh well reported in November 2011, acquired approximately 43,000 net acres in and around our core operating area, and strengthened our balance sheet by raising $122.1 million in an equity offering to pay outstanding long-term debt and fund ongoing drilling and development.

Our compensation policies are designed to focus our executive officers on the creation of long-term growth in stockholder value with the achievement of both short-term operational and financial goals and long-term TSR. The following graph compares the cumulative return on a $100 investment in our common stock from December 31, 2007, through December 31, 2011, to that of the cumulative, average return on a $100 investment in the Standard & Poor’s 500 (“S&P 500”) index, the Dow Jones U.S. Exploration & Production Total Stock Market index and a group of our peer companies for the same period. We discuss our peer group below under “Setting Executive Officer Compensation — Use of Peer Group Comparisons.” In calculating the cumulative return, reinvestment of dividends, if any, is assumed. This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. This historic stock performance is not indicative of future stock performance.

Compensation Programs and Corporate Governance Matters — Changes and Highlights

We believe sound compensation programs and corporate governance principles are interrelated. Listed below are changes and highlights regarding our compensation programs and corporate governance principles:

•	Independence of Chairman of the Board of Directors. Our Chairman is independent under SEC and NASDAQ rules and regulations.

•

Elimination of “evergreen” provision in the 2007 Plan.    The Second Amendment to our 2007 Plan eliminates the 2007 Plan’s evergreen provision, which reloads the shares authorized for future issuance each year to 10% of the Company’s outstanding shares. The Second Amendment limits the maximum number of shares available for future issuance under the 2007 Plan to 2,100,000 shares.

•

Limitations on share “recycling” provisions in the 2007 Plan.    The Second Amendment also limits the 2007 Plan’s share recycling provisions by prohibiting reuse of shares used for stock option exercises and withholding taxes.

•

Total stockholder return in LTIP.    We modified the LTIP for 2012 to include a three-year, relative TSR performance award with threshold, target and excellent performance levels, in addition to the previous performance-based awards with time-vesting restrictions. TSR will be measured against our peer group.

•

“Target” goals for STIP.    We modified the STIP for 2012 to provide for additional leverage on performance and payout and better align with industry practices by incorporating a “target” level of performance in addition to “threshold” and “excellent” levels.

•	Stock ownership guidelines. We adopted stock ownership guidelines for our named executive officers and outside directors.

•

Change in control provisions.    Four out of our five named executive officers have double-trigger severance provisions upon a change in control in their respective employment agreements. The Compensation Committee’s current policy is to approve only double-trigger severance provisions in any future employment agreements. The employment agreement for our CEO provides for a higher level of severance benefits and retains a single-trigger payment provision upon change in control, which has been part of the CEO’s employment agreement since 2003.

•

No tax gross-up provisions.    Our executive employment agreements do not contain any tax “gross-up” provisions and our Compensation Committee’s current policy is not to approve any future compensation agreements with tax gross-up provisions.

•

Recovery of compensation and clawbacks.    We will adopt a formal clawback policy in compliance with SEC and NASDAQ rules when NASDAQ adopts its expected rules. In the meantime, all of our performance-based LTIP stock award agreements contain a clawback provision.

•

Policy prohibiting hedging and other transactions.    Our Insider Trading Policy prohibits Company employees, including our named executive officers and Board, from engaging in short-term or speculative transactions in the Company’s securities, including short sales, options, other derivative securities, margin accounts and pledging securities as collateral for loans.

Elements of Our Executive Compensation Program

Element	Objective and Basis
Base Salary

•  Competitive for each role and respective responsibilities as well as with industry peers, particularly in the Dallas-Fort Worth area

•  Designed to attract and retain our executive officers with the goal of growing long-term stockholder value

•  Reviewed annually by the Compensation Committee with input from our CEO (except for the CEO’s salary) and taking level of responsibility and individual performance into consideration

Performance-Based STIP

•  Designed to drive strong annual Company performance and cost control, as well as individual performance

•  Target award opportunity set as a percent of each executive officer’s base salary

•  Performance measures reviewed annually

•  Payout determined by Company and individual performance and certified by the Compensation Committee

Performance-Based LTIP

•  Designed to link executives’ pay to performance and align their interests with our stockholders

•  Initial vesting of 2011 LTIP awards based on Company achievement of annual performance measures in the award year that the Compensation Committee believes are strongly correlated to building stockholder value

•  Additional, service-based vesting of 2011 LTIP awards over the following three years encourages retention of key executive officers

Consistent with our executive compensation program’s emphasis on pay for performance, compensation awarded to our executive officers for 2011 reflected the Company’s strong financial and operating performance and TSR in 2011, including:

•

Performance-Based STIP.    Each executive officer received above-target payout under our 2011 performance-based STIP. Based on the Company’s 2011 financial and operating results, Mr. Craft’s STIP award was 127.5%, and each Executive Vice President’s STIP award was 85%, of their respective annual base salaries. Of the total STIP awards for each of these executive officers, 71% was attributable to Company performance categories and 29% was attributable to individual performance.

•

Performance-Based LTIP.    Each executive officer was awarded restricted stock in 2011, subject to the Company’s 2011 financial and operating results and satisfaction of all three specified performance measures. The 2011 restricted stock awards are also subject to time-based vesting in three equal annual installments, with the last installment vesting on December 31, 2014.

Compensation Program Objectives and Methodology

As discussed above, the primary objectives of our executive compensation programs are as follows:

•	Pay for performance, in which Company and individual performance substantially influence an executive officer’s total compensation opportunity;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	Attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas — Fort Worth, Texas area.

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive officer is appropriately compensated.

Setting Executive Officer Compensation

Role of the Compensation Committee

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. The Compensation Committee also reviews annual base salaries and bonuses for non-executive employees. For ease of reference in this CD&A section of the proxy statement, we may sometimes refer to this committee simply as our Compensation Committee or the committee. The members of our Compensation Committee are James Brandi (Chairman), James Crain and Sheldon Lubar, each of whom is an independent director under SEC and NASDAQ rules and regulations. The committee held six meetings in 2011. In addition, committee members speak frequently with each other concerning compensation matters outside of regularly-scheduled meetings. As Chairman of the committee, Mr. Brandi regularly reports to the full Board regarding compensation matters.

The committee meets outside the presence of all of our named executive officers to consider the appropriate compensation for our CEO. The committee analyzes the performance of our CEO and determines his base salary, individual performance portions of our annual STIP program and any grant of LTIP or other equity-based awards. For all other executive officers, the committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each executive officer with the committee and makes recommendations to the committee on the appropriate base salary, payments to be made under any individual performance portion of our annual STIP program and any grant of LTIP or other equity-based awards. Our CEO has no role in determining his own compensation.

Based in part on these recommendations from our CEO for non-CEO executive officers, and the other considerations discussed in this CD&A, the committee recommends to the Board the annual compensation package of each of our named executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the committee.

The function of the Compensation Committee is more fully described in its charter, which is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement. The committee’s duties and purpose also are discussed under “Board of Directors, Board Meetings and Committees — Compensation and Nominating Committee.”

Role of Compensation Consultant

In 2011, the committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly and exclusively to the Compensation Committee; however, at the committee’s direction, Meridian works with management to review or prepare materials for the committee’s consideration. Meridian attended four committee meetings from November 2011 through

February 2012. The committee did not engage any consultant other than Meridian during 2011 to provide executive compensation consulting services. The committee’s engagement of Meridian includes the following services:

•

Consult with the Compensation Committee on executive compensation matters with a goal of aligning the committee’s actions with stockholder interests, the Company’s business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•

Provide comprehensive, competitive market data for the committee to consider in determining executive base salary and short and long-term incentive awards, including advice regarding the design of the Company’s STIP and LTIP;

•	Review other compensation and benefit programs, including executive benefits and perquisites, change-in-control protections, severance policies and stock ownership requirements;

•	Provide advice on proposed compensation actions;

•	Assist the committee in the design of outside director compensation;

•	Provide regular updates of changes in executive compensation and governance policies of proxy advisory services and evaluate how the Company’s programs compare against those policies; and

•	Attend and participate in committee meetings as the committee deemed appropriate.

Use of Oil and Gas E&P Compensation Survey Information

In considering executive compensation matters for 2011 and 2012, the Compensation Committee also consulted the Oil and Gas E&P 2010 and 2011 Compensation Surveys, respectively, prepared by Effective Compensation, Inc. (“ECI”). The 2010 ECI survey contains compensation information from 121 public and private E&P companies in the United States from 2009 and 2010. The 2011 ECI survey contains compensation information from 120 public and private E&P companies in the United States from 2010 and 2011. The 2010 and 2011 ECI surveys provide specific data on an aggregated basis within subcategories based on whether companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the committee considered compensation information in the 2010 and 2011 ECI surveys from public, independent oil and gas companies and public and private oil and gas companies that are headquartered in Texas, in making decisions regarding 2011 and 2012 compensation for our named executive officers. The committee considers ECI survey data relevant to, but not determinative of, the committee’s consideration of overall executive compensation matters.

Use of Peer Group Comparisons

For 2011 executive compensation matters, the committee considered compensation data from peer companies. Based on consultations with Meridian, the committee established the 2011 industry peer group, which includes the following companies:

•Abraxas Petroleum Corporation	•Oasis Petroleum Inc.

•Brigham Exploration Company	•Petroleum Development Corporation

•Carrizo Oil & Gas, Inc.	•PetroQuest Energy, Inc.

•Comstock Resources Inc.	•Resolute Energy Corporation

•GMX Resources Inc.	•Rex Energy Corporation

•Goodrich Petroleum Corporation	•Rosetta Resources Inc.

•Gulfport Energy Corporation	•Stone Energy Corporation

•Kodiak Oil & Gas Corp.

The Compensation Committee reviews the peer group annually. For 2011, the committee made certain changes to the 2010 peer group. For example, in 2011, the committee considered data provided by Meridian from Comstock Resources Inc., Kodiak Oil & Gas Corp., Petroleum Development Corporation, Resolute Energy Corporation and Stone Energy Corporation. These companies were added to the 2011 peer group for consideration by the committee based on these companies’ positions in the upstream E&P sector of the oil and gas industry, production and reserve base, areas of operation, capital budget and market capitalization. For 2011, the committee did not consider compensation data from the following prior peer group members: GeoMet, Inc., Panhandle Oil & Gas Inc. and NGAS Resources Inc. The committee believes that the Company’s size and business operations are more closely aligned with the companies added to the 2011 peer group than GeoMet, Panhandle and NGAS. Also, in April 2011, Magnum Hunter Resources Corporation completed the acquisition of NGAS and NGAS ceased to be a publicly-traded company.

In determining the peer group companies, the Compensation Committee selected companies within the oil and gas industry that most closely resemble us in size (as defined by assets, market value and revenue), scope and nature of business operations. Our industry peer group contains companies in our industry that are both larger and smaller in size and scope and that may operate in different geological basins than we do. We compete with these companies for talent and believe the selected companies are currently the most appropriate for executive compensation comparison. The differences and similarities between us and the companies in our industry peer group are taken into consideration when considering peer group data for executive compensation decisions. The committee reviews the peer group annually. The committee considers peer group data relevant to, but not determinative of, the committee’s consideration of overall executive compensation matters.

Analysis of Executive Compensation Decisions

Base Salary

We provide our named executive officers with an annual base salary to compensate them for their services during the year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with our industry peers. Our Compensation Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas — Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on consideration of pay levels of our industry peers and business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

2011 Base Salary

For 2011 base salaries, the committee considered peer data from the 2010 ECI survey and determined that an overall increase in the base salaries of our named executive officers was appropriate to achieve the committee’s objective of retaining top executive talent in a competitive industry and geographic region. The committee also considered past salary adjustments for the executive officers since 2008, stockholder returns in 2010, the Company’s 2010 financial and operational results, the contributions of individual executive officers to those results and the recommendations of the CEO for non-CEO named executive officers. The committee determined that the salaries of Mr. Craft and Dr. Yang required the largest percentage increases to move their salary levels to more competitive industry levels and as a result of their contributions to the Company’s 2010 operating results, including the Company’s increase in total proved reserves, production, net income and EBITDAX, completion of a detailed technical study of the Wolfcamp oil shale resource play and initiation of a pilot drilling program.

Accordingly, the committee recommended, and the Board approved, the following 2011 base salaries for the Company’s named executive officers:

Name	Title	2011 Base Salary	Salary Increase
J. Ross Craft	President and CEO	$400,000	28%
Qingming Yang	Executive Vice President — Business Development and Geosciences	$275,000	25%
Steven P. Smart	Executive Vice President and CFO	$275,000	4%
J. Curtis Henderson	Executive Vice President and General Counsel	$275,000	7%
Ralph P. Manoushagian	Executive Vice President — Land	$200,000	7%

2012 Base Salary

For 2012 base salaries, the committee considered peer data provided by Meridian and from the 2011 ECI survey, the Company’s revenues, assets and market capitalization relative to its peer group, as well as the other factors described above for the evaluation of 2011 base salaries. The committee determined that an overall increase in the base salaries of our named executive officers was appropriate to achieve the committee’s objective of retaining top executive talent in a competitive industry and geographic region. The committee determined that the salaries of Mr. Craft, Dr. Yang and Mr. Manoushagian required the largest percentage increases to move their 2012 salary levels to more competitive industry levels and as a result of their contributions to the Company’s 2011 operating results.

Accordingly, the committee recommended, and the Board approved, the following 2012 base salaries for the Company’s named executive officers:

Name	Title	2012 Base Salary	Salary Increase
J. Ross Craft	President and CEO	$480,000	20%
Qingming Yang	Executive Vice President — Business Development and Geosciences	$310,000	13%
Steven P. Smart	Executive Vice President and CFO	$295,000	7%
J. Curtis Henderson	Executive Vice President and General Counsel	$295,000	7%
Ralph P. Manoushagian	Executive Vice President — Land	$230,000	15%

Short-Term Incentive Plan (“STIP”)

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. In 2008, we began providing the opportunity for our executive officers to earn an annual, performance-based, cash incentive award, or STIP award. We plan to continue to provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our annual business goals. We review STIP awards for our named executive officers annually in the first 90 days of our fiscal year to determine award payments for the most recently completed fiscal year, and to establish award opportunities for the then-current fiscal year. The committee’s general policy is to determine any payout amounts for STIP awards before March 15 of the following year based upon our performance against the performance measures established by the committee and the committee’s determinations of the individual performance component of the awards, subject to the committee’s discretion to reduce the payout amounts after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

2011 STIP Overview

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, a performance-based STIP for 2011 pursuant to which cash performance awards were made under our 2007 Plan.

The Compensation Committee developed six performance categories, relative weighting among the performance categories and targets to be used for the 2011 STIP for the named executive officers, and reviewed them with our CEO, CFO and General Counsel, except for incentive targets for our CEO, which the committee determines independent from the CEO and other executive officers. The committee adopted the applicable metrics in February 2011. The 2011 STIP award opportunities for each named executive officer were expressed as a percentage of the executive officer’s annual base salary, and awards are ultimately paid to the executive officers based upon the achievement of the specified Company performance targets, as well as the named executive officer’s individual performance, including overall duties, responsibilities and expertise, as determined in the committee’s discretion.

The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before an executive officer receives any credit for such category in the calculation of his STIP award. If the Company exceeds the threshold level for a performance category, the amount of the STIP award attributable to that category is capped at the excellent level. If actual results fall between the threshold and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted on a linear, pro-rata basis between the threshold and excellent levels, according to actual results achieved.

The committee cannot increase payout amounts above the excellent level under performance categories that depend on the achievement of specific Company targets, as payments related to performance categories that are tied to the achievement of specific targets are capped once the highest target level is achieved. The committee can, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

In addition to the performance categories tied to specific Company targets, the committee approved an individual performance category for 2011 that allows the committee, in its discretion, to determine a portion of an officer’s STIP award based on the officer’s individual performance, including overall duties, responsibilities and expertise.

2011 STIP Targets and Performance Categories

For 2011, the committee approved, after consultation with our CEO, a 2011 STIP with annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our named executive officers except for our CEO, for whom the committee determined incentive targets without consultation with the CEO. Consistent with prior years, the committee attempted to ensure that the potential payouts provide a meaningful incentive to each of our executive officers. For 2011, the annual incentive opportunities for our named executive officers are as set forth in the following table. These incentive opportunities reflect the amount that would be earned for the awards assuming that the “threshold” or “excellent” targets, as applicable, are met for each of the six performance categories discussed below:

	2011 STIP Award as a Percent of Annual Salary
Position	Threshold	Excellent
President and CEO	50%	150%
Executive Vice Presidents	50%	100%

The six performance categories for the 2011 STIP are shown in the table below, together with the target levels of achievement, weight given to each category and actual results achieved in 2011 in each category. Five of the performance categories are Company-wide performance measures and the sixth performance category, individual performance, is personal to each executive officer and is determined in the committee’s discretion.

		2011 Performance Targets
Performance Category	Weight	Threshold	Excellent	2011 Results
1. Production growth	15.00%	10.0%	20.0%	50%
2. Reserve volume growth	15.00%	10.0%	20.0%	52%
3. EBITDAX per share growth	15.00%	12.5%	22.5%	40%
4. LOE and G&A per Boe	15.00%	$13.00	$9.75	$13.36
5. Drill-bit F&D costs per Boe	15.00%	$15.00	$12.00	$7.54
6. Individual performance(1)	25.00%	12.5%	25.0% - 37.5%	25.0% - 37.5%

	100.00%

(1)	Threshold and excellent percentiles for individual performance are expressed as a percentage of annual base salary. The threshold target for individual performance is 12.5% for all named executive officers. The excellent target for individual performance for named executive officers ranges from 25.0% for Executive Vice Presidents to 37.5% for our President and CEO.

Seventy-five percent of the amount of potential 2011 STIP awards was determined by objective, Company performance results. However, growth and cost performance targets are based on forecasts that are subject to ongoing change depending on external factors such as commodity prices and oilfield service costs. Therefore, the committee believes it was appropriate to also include a discretionary, individual performance measure representing 25% of the executive officers’ STIP opportunity. Each of the five Company-wide performance measures is described in greater detail below.

Production and reserve volume growth are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on results we report in our annual report on Form 10-K.

We define EBITDAX per share as net income (loss) plus (i) exploration expense, (ii) impairment expense, (iii) depletion, depreciation and amortization expense, (iv) share-based compensation expense, (v) unrealized (gain) loss on derivatives, (vi) interest expense, and (vii) income taxes, divided by the weighted average number of shares of common stock outstanding for the applicable year, each as set forth in the audited financial statements of our annual report on Form 10-K. The committee has determined that EBITDAX per share is appropriate because it is widely accepted by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects a company’s ability to adapt to the impact of changing commodity prices as well as oilfield service costs.

LOE and G&A per Boe is the sum of our annual lease operating expense (“LOE”), plus general and administrative expense (“G&A”), divided by our annual production as measured in Boe. LOE and G&A are two financial measures under GAAP from our audited financial statements. Our committee believes that, in addition to performance measures for growth, it is critical to incentivize management to control costs.

Drill-bit F&D costs per Boe are calculated by dividing the sum of annual exploration and development costs by the total of reserve extensions and discoveries for the applicable year end, each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The committee believes this measure is important to evaluate how efficiently we can add proved reserves through our own drilling program.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

The individual performance category is discretionary and allows the committee to recognize performance that is more difficult to quantify, such as successful supervision of significant company projects, cost reductions, demonstrated departmental leadership and other contributions to our Company. The committee is in regular contact with our CEO, is knowledgeable about Company operations and believes that it is in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the named executive officers other than the CEO, after year end.

2011 STIP Awards

For 2011, the STIP award amount paid to each executive officer was based upon the Company’s performance in the five, Company-wide performance categories and the individual performance of each executive officer. As set forth above in the “2011 Results” column of the table entitled “2011 Performance Targets,” the Company achieved the excellent target of all of the performance categories except LOE and G&A per Boe, for which the Company did not meet the threshold target. For individual performance, the committee determined to award the excellent targets of 25.0% to 37.5% of annual base salaries to the executive officers. In making this determination, the committee exercised its discretion and considered each of the named executive officer’s overall duties, responsibilities, expertise and individual contributions to the Company’s achievements in 2011 discussed above in “Our Performance in 2011.”

After reviewing the above considerations, the Company’s 2011 results, performance of the CEO and the CEO’s recommendations on the performance of the other executive officers, the committee approved the 2011 STIP payment amounts set forth in the table below. The 2011 award percentage is the sum of the percentage performance results calculated for each performance category including individual performance. The 2011 award payments are also included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column for 2011.

Name and Position	2011 Award Percent(1)	2011 Award Payment($)
President and CEO
J. Ross Craft	127.5%	$510,000
Executive Vice Presidents
Qingming Yang	85.0%	$233,750
Steven P. Smart	85.0%	$233,750
J. Curtis Henderson	85.0%	$233,750
Ralph P. Manoushagian	85.0%	$170,000

(1)	As a percent of 2011 base salary.

2012 STIP

As part of its annual review of executive compensation and in consultation with Meridian, the committee modified the STIP program for 2012 to provide for additional leverage on performance and payout to better align with industry practices by incorporating a target level of performance in addition to threshold and excellent levels. The scale of potential payout as a percent of annual base salary among the performance levels was set by the committee with input from Meridian so that the payout potential accelerated as the target and excellent performance levels were achieved to incentivize our executive officers to reach or exceed these “stretch” goals. The committee established the following annual incentive targets (as a percentage of base salary) for 2012:

	2012 STIP Award as Percent of Annual Base Salary
Position	Threshold	Target	Excellent
President and CEO	50.0%	100.0%	175.0%
Executive Vice Presidents	37.5%	75.0%	125.0%

The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his STIP award. If the Company exceeds the threshold level for a performance category, the amount of the STIP award attributable to that category is capped at the excellent level. If actual results fall between the threshold and target or target and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted on a linear, pro-rata basis between the appropriate levels according to actual results achieved.

The six performance categories and relative weighting among the categories for 2012 are the same as 2011. The threshold and excellent levels for the three growth performance categories were raised above 2011 levels to incorporate then-current business projections. The excellent level for LOE and G&A per Boe was raised above the 2011 level to reflect higher operating costs as the Company transitions to a liquids-based reserves and production base, as well as higher salaries and share-based compensation expense to attract and retain top talent. Excellent and threshold levels for drill-bit F&D costs were lowered below 2011 levels to incentivize continued, best-in-class F&D performance. The specified goals for each performance category for 2012 are designed to be challenging while recognizing uncertainties inherent to the oil and gas, E&P industry.

Long-Term Incentive Plan (“LTIP”)

We use annual LTIP equity grants to attract, retain and motivate our executive officers as part of our total compensation package. Stock incentive awards are granted under our 2007 Plan. The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success. We expense stock awards under FASB ASC Topic 718 (“ASC 718”).

Since our IPO in 2007, the committee has generally used restricted stock that vests over three to four years to align the compensation of our executive officers with an increase in long-term stockholder value. We believe awards of restricted stock can effectively balance our objective of focusing the recipient of the award on delivering long-term value to our stockholders with our objective of providing value to the recipient with the equity awards. Restricted stock awards offer recipients the opportunity to receive shares of our common stock that are subject to a risk of forfeiture and other restrictions until certain specified service or performance requirements are satisfied. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Restricted stock awards also, in many cases, allow the Company to budget for charges to earnings under ASC 718 with greater certainty than other types of awards such as stock options. Recipients of restricted stock awards are entitled to receive and retain all cash dividends that may be paid with respect to the shares. The committee does not make, nor has the committee in the past made, incentive stock grants in coordination with the release of material, non-public information. Instead, the committee will grant equity awards at the time or times dictated by our normal compensation process as that process is developed by the committee.

2011 LTIP Awards

For 2011, the committee recommended, and the Board approved in March 2011, a LTIP in the form of restricted stock awards with a combination of performance measures and time-vesting restrictions. In determining the number of shares to be awarded, the committee considered stock ownership and award data from the 2010 and 2011 ECI surveys, committee members’ own experience and knowledge of executive compensation matters at other public E&P companies, the potential dilutive effect of stock awards, the charge to Company earnings under ASC 718, internal pay equity among our executives and then-current economic and market environment. The committee also considered existing stock ownership of our executive officers and the importance of retention and alignment of objectives with stockholders’ interests as goals of any effective long-term incentive stock award grant. The committee also reviewed the number of shares available for grant under the 2007 Plan and the Company’s prior annual “burn rate,” or percentage of weighted average shares outstanding granted under the 2007 Plan in each of the 2007 Plan’s prior years. At the time of the 2011 grant in March 2011, there were approximately 1,412,911 shares available for grant under the 2007 Plan and the Company’s three-year average annual burn rate was 1.5%. The committee also gave significant weight to the individual contributions of each of the executive officers to strong total stockholder returns in 2010 in making its decisions on 2011 LTIP awards.

After considering all of the factors noted above, the committee decided on a 2011 LTIP award of 204,000 shares of restricted stock in the aggregate to our named executive officers, subject to the performance measures and time vesting restrictions described below. The 2011 LTIP award represented a decrease of 196,000 shares, or approximately 50%, from the aggregate number of shares granted to executive officers in the 2010 LTIP. The primary reason for the decrease in the aggregate number of shares from the 2010 LTIP award was the increase in the value of the Company’s common stock. Thus, while the aggregate number of shares awarded in 2011 was substantially less, the aggregate dollar value of the awards made in 2011 (and the charge to earnings under ASC 718) was more than the 2010 awards. The table below summarizes the number of restricted shares subject to LTIP awards made to each of our named executive officers for 2011. The aggregate grant date fair value of the awards under ASC 718 is set forth in the Summary Compensation Table under the column “Stock Awards.”

Executive Officer	Title	Number of Restricted Shares
J. Ross Craft	President, CEO and Class III Director	61,200
Qingming Yang	Executive Vice President — Business Development and Geosciences	35,700
Steven P. Smart	Executive Vice President and CFO	35,700
J. Curtis Henderson	Executive Vice President and General Counsel	35,700
Ralph P. Manoushagian	Executive Vice President — Land	35,700

2011 LTIP Performance Measures and Service Requirements

First Trigger.    The committee believes that this portion of compensation provides incentives for achieving results that strongly correlate with our long-term business objectives and, specifically, with increasing stockholder value. In order for any of the awarded restricted shares to become eligible to vest, the committee has determined that three performance conditions must be satisfied. If one of the performance measures is not satisfied during the applicable performance period (fiscal year 2011), the entire award is forfeited and the award shares are returned to the 2007 Plan. The table below summarizes the performance measures required to be achieved for the 2011 LTIP award and 2011 actual results.

2011 LTIP — Performance Measures	2011 Actual Results
Company proved reserves increase a minimum of 10%	52% Increase
F&D costs must not exceed $15.00 per Boe	$10.07 per Boe
Long-term debt must not exceed 2.75x EBITDAX	0.6x EBITDAX

For these purposes, proved reserves are estimated proved reserves as determined by the Company’s independent reserve engineering firm. F&D costs are calculated by dividing the sum of property acquisition, exploration and development costs by extensions, discoveries, acquisitions and revisions (excluding price revisions), each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The committee determined to exclude price revisions from F&D cost to mitigate the risk of volatile commodity price swings, which are outside the executives’ control. Long-term debt is calculated under GAAP and included in the Company’s balance sheet. See “Short-Term Incentive Plan (“STIP”) — 2011 STIP Targets and Performance Categories” for a description of our calculation of EBITDAX. The committee may also include other non-recurring items that the committee in its sole discretion deems appropriate to be added back to GAAP net income.

The committee certified the results above at a meeting in February 2012 and, because each of the three performance measures applicable to the 2011 LTIP awards was attained, the restricted stock awards granted to the named executive officers in 2011 became eligible to vest in accordance with the service-based vesting conditions described below.

Second Trigger.    Because the applicable performance measures were satisfied, the 2011 LTIP awards will now ratably vest in one-third increments on December 31, 2012, December 31, 2013, and December 31, 2014, provided the executive officer is employed by the Company on the applicable vesting dates.

Acceleration of Awards.    The LTIP stock awards granted in 2011 will vest in full upon a Change in Control, Disability (each as defined in the 2007 Plan) or death of the executive, and all performance criteria and other conditions will be deemed to be achieved to the maximum extent.

2012 LTIP Awards and Performance Measures

As part of its annual review of executive compensation and in consultation with Meridian, the committee modified the LTIP program for 2012 to include a three-year, relative TSR performance award with threshold, target and excellent performance levels, in addition to the performance-based awards with service-based vesting restrictions that were granted under the 2011 LTIP. The committee believes that relative TSR over a three-year performance period provides an objective and appropriate measure for a portion of the 2012 LTIP that generally reflects the Company’s performance and provides another means for aligning the executive team’s interests with our stockholders. Approximately 25% of the 2012 LTIP award for each named executive officer will be made up of restricted shares subject to the relative TSR performance conditions, assuming target TSR is achieved (if maximum TSR is achieved, then approximately 33% of the 2012 LTIP award will be made up of TSR restricted shares).

In determining the number of shares to be awarded under the 2012 LTIP, the committee targeted a value for long-term incentive compensation at approximately the 50th percentile range among our peer group, and also considered each of the factors described above with respect to the committee’s determination of 2011 LTIP award amounts. After considering these factors, the committee decided on a total pool of 129,890 shares of restricted stock to be awarded to our named executive officers as a group under the 2012 LTIP. This number of total aggregate shares assumes that the maximum performance level applicable to the TSR portion of the award is achieved and remains subject to the achievement of the performance and service-based conditions applicable to each portion of the awards. In addition, the committee increased our CEO’s percentage of the total 2012 LTIP award pool from 30% in 2011 to 35% in 2012, to move Mr. Craft’s total compensation to a more competitive industry level and as a result of his specific contributions to the Company’s strong 2011 operating results and TSR. The table below summarizes the number of restricted shares subject to LTIP stock awards, as allocated among performance-measure based shares and TSR-based shares, made to each of our named executive officers for 2012.

			Allocation Among Awards
Executive Officer	Title	2012 LTIP Award	Performance Shares	TSR Shares (150%)(1)
J. Ross Craft	President, CEO and Class III Director	45,462	30,308	15,154
Qingming Yang	Executive Vice President — Business Development and Geosciences	21,107	14,071	7,036
Steven P. Smart	Executive Vice President and CFO	21,107	14,071	7,036
J. Curtis Henderson	Executive Vice President and General Counsel	21,107	14,071	7,036
Ralph P. Manoushagian	Executive Vice President — Land	21,107	14,071	7,036

(1)	TSR shares calculated based on the maximum shares potentially earned as a percent of target, or 150%. Each named executive officer’s target TSR shares (100%) is as follows:

Executive Officer	Title	2012 Target TSR Shares (100%)
J. Ross Craft	President, CEO and Class III Director	10,103
Qingming Yang	Executive Vice President — Business Development and Geosciences	4,690
Steven P. Smart	Executive Vice President and CFO	4,690
J. Curtis Henderson	Executive Vice President and General Counsel	4,690
Ralph P. Manoushagian	Executive Vice President — Land	4,690

For the 2012 performance shares, the performance measures are the same as the 2011 LTI awards. If all of the performance measures are met during the performance period (fiscal year 2012), then one-third of each individual’s performance shares will ratably vest on December 31, 2013, December 31, 2014 and December 31, 2015.

The TSR component of the 2012 LTIP is earned based on the Company’s relative TSR performance against the Company’s compensation peer group listed under “Setting Executive Officer Compensation — Use of Peer Group Comparisons” (with the exception of Brigham Exploration Company, which was acquired in December 2011), plus two alternates. The scale of payout ranges between maximum, or 150% of target, and threshold, or 50% of target, to incentivize our executive officers to maximize stockholder value. To the extent that TSR performance measures are met and the TSR shares become earned, the TSR shares will cliff vest at the end of the three-year performance period, or December 31, 2014, provided the executive officer remains employed on that date. If the Company’s TSR ranking falls between the levels specified below for earning the maximum, target and threshold shares, the committee will have the discretion to determine the percentage of target shares that become earned within the levels specified below.

2012 LTIP TSR Shares — AREX Minimum Percentile Rank	Number of Shares Earned as Percent of Target
90th Percentile or Above	Maximum -150% of Target
55th Percentile	Target - 100% of Target
40th Percentile	Threshold - 50% of Target

If any of the peer companies undergoes a change in corporate capitalization or a corporate transaction (including a going-private transaction, bankruptcy, liquidation, merger, consolidation, etc.) during the performance period, the committee will determine whether such peer company will be replaced. The committee has pre-approved Laredo Petroleum Holdings, Inc. and Forest Oil Corporation as replacement companies (in that order). If the Company’s TSR for the performance period is negative, then the awards are capped at the target level.

Special Equity Awards

In certain circumstances, we grant discretionary equity awards in order to retain key executives, recognize expanded roles and responsibilities and recognize exceptional performance. The Compensation Committee did not make any grants of special equity awards to the named executive officers in 2011.

In January 2012, our Compensation Committee authorized the grant of two additional equity awards under the 2007 Plan to Dr. Yang. The first equity award of 14,000 shares of fully vested common stock was in recognition of Dr. Yang’s past contributions, and specifically his contributions to the 2011 results discussed in “Our Performance in 2011.” The second equity award of 54,000 shares of restricted stock was primarily a retention award that reflects the importance of Dr. Yang’s increasing contributions and valuable leadership role on the executive team, our desire to retain Dr. Yang in a competitive market for executive and technical talent and our goal of a more internally-balanced level of equity ownership among our executive officers. The shares of restricted stock are subject to service-based vesting conditions and will vest in four equal annual installments beginning on the first anniversary of the date of grant of the award, as long as Dr. Yang remains employed by the Company through the applicable vesting dates.

Stock Ownership Guidelines and Additional Holding Periods

The committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. Therefore, in January 2012, the committee established minimum stock ownership requirements for our named executive officers and directors. The Company’s CEO is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other named executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his base salary. Executives have up to five years to meet the stock ownership guideline. Each named executive officer currently satisfies those guidelines. Because of our adoption of these ownership guidelines, our executives’ current level of stock ownership, and three to four-year vesting on LTIP stock awards, we have not adopted additional holding periods on equity awards after they become vested. Please see “Director Compensation” for a description of stock ownership guidelines for our outside directors.

Prior Compensation

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or STIP awards. However, the committee will generally consider prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants. For new executive officers, we expect to take into account their prior base salary, annual cash incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

“Say-On-Pay” Advisory Vote on Executive Compensation

In June 2011, we provided stockholders a “say-on-pay” advisory vote on the compensation of our named executive officers under recently adopted Section 14A of the Exchange Act. Our stockholders expressed overwhelming support for the compensation of our executive officers, with approximately 95% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. As we evaluated our compensation practices and objectives for 2011 and 2012, we were mindful of the strong support of our stockholders for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the committee decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results as well as value for our stockholders.

Employment Agreements

In January 2011, the Company entered into amended and restated employment agreements with Mr. Craft and Mr. Smart and new employment agreements with Mr. Henderson, Dr. Yang and Mr. Manoushagian. The agreements provide for potential severance payments upon the termination of the officers’ employment in certain situations. The agreements were designed so that the officers would all have employment agreements with the same employment term and similar severance and change in control provisions.

After the initial term of the agreements, which ends January 1, 2013, the agreements are automatically renewed for additional one year terms unless either party elects not to renew an agreement or an agreement is otherwise terminated according to its terms. The agreements provide, among other things, for annual base salaries beginning in 2011 at the rates described in “Base Salary — 2011 Base Salary,” subject to annual review and adjustment by the Board; provided, that for Mr. Craft, once established at an increased amount, his base salary will not be reduced below that increased amount during the term. The employment agreements also provide that the executive officer is eligible to receive annual performance-based bonuses each year during the employment term, has the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and may periodically receive LTIP grants.

The severance and change in control provisions contained in the employment agreements are described in greater detail below under “Executive Compensation — Potential Payments Upon a Termination or Change in Control.” The Company believes that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a publicly-owned company. The amended and restated agreements for Mr. Craft and Mr. Smart, as well as the new agreements for Mr. Henderson, Mr. Yang and Mr. Manoushagian, are intended to retain qualified executives in a competitive market for executive talent. The employment agreements do not contain any tax gross-up provisions in the event any named executive officer receives potential parachute payments under Section 280G of the Internal Revenue Code. The committee believes that the severance and change in control arrangements in these agreements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the retention of executive talent.

Benefits and Perquisites

Named executive officers receive the same health and welfare benefits, including medical, prescription drug, dental and vision, that are offered to all employees. The same contribution amounts and plan design provisions apply to all employees, including executive officers. The named executive officers also participate in the same qualified 401(k) plan as other employees. Under the plan, the Company currently matches 100% of an employee’s elective deferrals up to 3% of annual base salary, plus an additional 50% of elective deferrals on the next 2% of annual base salary. All matching contributions are subject to applicable federal limitations under the Internal Revenue Code and U.S. Treasury regulations. These benefits are part of our overall pay program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the E&P business. In addition to the above benefits, we provide Mr. Craft with a long-term disability plan, for which we pay a monthly premium of approximately $355 per month, and reimbursement of club membership dues and expenses. Please see the Summary Compensation Table for all compensation received by our named executive officers.

Policy on Recovery of Compensation and Clawbacks

Under the Dodd-Frank Act, the NASDAQ is required to adopt rules that will require the Company to develop and implement a policy providing that, in the event of an accounting restatement due to material noncompliance with reporting requirements under securities laws, the Company will recover from executive officers incentive-based compensation in excess of what would have been paid to the executive officer under the accounting restatement for the three-year period before the restatement. Upon NASDAQ’s adoption of the necessary implementing rules, the Board will adopt a formal policy regarding the recovery of compensation in compliance with those rules. Pending adoption of final rules, all of our performance and TSR-based LTIP stock award agreements with our executive officers contain a provision which provides that (i) the Company will not be required to comply with any term of the agreement if and to the extent prohibited by applicable law, (ii) the officer shall reimburse the Company for incentive-based or equity-based compensation and profits realized from the sale of award shares covered by the agreement as required by applicable law, including but not limited to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd Frank Act, and (iii) the officer agrees that the Company is not required to comply with any term of the agreement to the extent that doing so would require that the officer reimburse the Company for such amounts under the Sarbanes-Oxley Act or Dodd-Frank Act.

Indemnification Agreements

The Company has entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement requires the Company to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law. This means, among other things, that the Company must indemnify the director or executive officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding because the person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity if the indemnitee meets the standard of conduct provided under Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending such an action, provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company. The Company will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee’s right to indemnification, whether or not wholly successful. The Company also maintains customary directors’ and officers’ insurance coverage.

Policy Prohibiting Hedging Transactions

Our Insider Trading Policy prohibits Company employees, including our named executive officers and board of directors, from engaging in short-term or speculative transactions in the Company’s securities, including short sales, publicly-traded options and margin accounts and pledging securities as collateral for loans.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as clarified by the Internal Revenue Service and applicable regulations, generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to each of the company’s “covered employees” (within the meaning of Section 162(m)) as of the end of any fiscal year. However, the regulations currently exempt qualified, performance-based compensation from the $1,000,000 deduction limit if certain requirements are met.

Newly-public companies are not subject to the deduction limitations of Section 162(m) until the first meeting of stockholders occurring after the close of the third calendar year following the calendar year in which the company’s initial public offering occurred. Therefore, the Company became subject to the limitations and requirements of Section 162(m) as of the 2011 annual meeting.

Our policy is to have compensation programs that recognize and reward performance that increases stockholder value, and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the Company’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

We designed our performance-based, cash incentive award program for executive officers for 2011 so that incentive compensation paid based on our company-wide performance measures will be exempt from the Section 162(m) $1,000,000 deduction limitation as qualified performance-based compensation. Incentive compensation based on individual performance, however, will not be exempt from the $1,000,000 deduction limitation as qualified performance-based compensation. Therefore, if the $1,000,000 deduction limitation is exceeded, the tax deductibility of incentive compensation based on individual performance will be limited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted by the Compensation Committee of the Board,

James H. Brandi, Chairman
James C. Crain
Sheldon B. Lubar

COMPENSATION PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee believes that an appropriate part of total compensation is fixed for our executive officers, while another, equally appropriate portion is variable and linked to performance. Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by our executive officers (or other employees) because these programs are designed to encourage our officers and other employees to remain focused on both our near- and long-term operational and financial goals.

While STIP awards play an appropriate role in our executive compensation program, the committee believes that awards should be determined based on Company performance on a wide variety of measures, including both growth and cost control measures, which the committee believes mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, the committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions. Additionally, our STIP includes maximum payout caps to limit the amount of incentive compensation that may be earned by the named executive officers.

A portion of the variable compensation we provide is made up of restricted stock awards that are subject to service-based vesting conditions, which awards can retain value even in a depressed market, so executives are less likely to take unreasonable risks. Similar to our STIP cash incentive awards, the committee believes that the LTIP restricted stock awards, which are initially subject to performance-based conditions that must be attained in the fiscal year of grant, should be subject to measures of both growth and debt control, to build stockholder value while preserving a sustainable capital structure. We believe our adoption of meaningful stock ownership guidelines further reduces the likelihood of unnecessary risk taking because our executive officers are required to own a significant amount of company stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

As explained in our CD&A, set forth below is the compensation awarded to, earned by or paid to our named executive officers for services rendered for 2009, 2010 and 2011 in all capacities, consisting of base salaries, cash bonuses, restricted stock awards, non-equity plan compensation and other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
J. Ross Craft	2011	400,000	—	1,947,996	510,000	19,380	2,877,376
Director, President and Chief Executive Officer	2010 2009	312,500 303,400	— —	810,000 504,002	187,500 182,040	19,163 18,925	1,329,163 1,008,367

Qingming Yang	2011	275,000	—	1,136,331	233,750	9,800	1,654,881
Executive Vice President — Business Development and Geosciences	2010 2009	220,000 95,898	— 40,000	665,050 209,700	66,000 28,570	9,800 3,273	960,850 377,440

Steven P. Smart	2011	275,000	—	1,136,331	233,750	9,800	1,654,881
Executive Vice President and Chief Financial Officer	2010 2009	263,500 256,000	— —	540,000 287,998	105,400 102,400	9,800 9,800	918,700 656,198

J. Curtis Henderson	2011	275,000	—	1,136,331	233,750	9,800	1,654,881
Executive Vice President, General Counsel and Secretary	2010 2009	257,500 250,000	— —	540,000 287,998	103,000 100,000	9,800 9,800	910,300 647,798

Ralph P. Manoushagian	2011	200,000	—	1,136,331	170,000	9,800	1,516,131
Executive Vice President — Land	2010 2009	187,000 170,000	— —	405,000 144,003	56,100 51,000	— —	648,100 365,003

(1)	Stock awards represent the aggregate grant date fair value for restricted stock awards granted under the 2007 Plan, calculated according to ASC 718 based on the closing price of our common stock on NASDAQ on the grant date. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes for the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 5 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. For 2011, the amounts in the “Stock Awards” column reflect the grant of performance-based, restricted stock awards to our named executive officers in March 2011 covering an aggregate of 204,000 shares of common stock. See “Analysis of Executive Compensation Decisions — Long-Term Incentive Plan (“LTIP”) — 2011 LTIP Awards” and “— 2011 LTIP Performance Measures and Service Requirements” for additional information regarding the 2011 equity awards.

(2)	Represents annual cash incentive awards earned under the Company’s 2011 STIP. The awards were paid to the named executive officers in the first quarter of 2012.

(3)	All Other Compensation includes (i) Company matching contributions to the 401(k) retirement accounts of all of the named executive officers, and (ii) for Mr. Craft only, disability insurance premiums and reimbursement for club dues.

Grants of Plan-Based Awards for Year Ended December 31, 2011

The table below sets forth the range of potential STIP awards for 2011 performance as a dollar amount for each of the named executive officers under the Company’s 2011 STIP. The table also sets forth the number of shares and grant date fair value of restricted stock awarded during 2011 to the Company’s named executive officers under the 2007 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Maximum ($)
(a)	(b)	(c)	(e)	(i)	(l)
J. Ross Craft	—	200,000	600,000	—	—
	March 7, 2011	—	—	61,200	1,947,996
Qingming Yang	—	137,500	275,000	—	—
	March 7, 2011	—	—	35,700	1,136,331
Steven P. Smart	—	137,500	275,000	—	—
	March 7, 2011	—	—	35,700	1,136,331
J. Curtis Henderson	—	137,500	275,000	—	—
	March 7, 2011	—	—	35,700	1,136,331
Ralph P. Manoushagian	—	100,000	200,000	—	—
	March 7, 2011	—	—	35,700	1,136,331

(1)	These columns show the range of potential values for the payout of the STIP awards for 2011 performance for each named executive officer. The actual payout is determined by Company and individual performance. Amounts included in the threshold column assume that the “threshold” level of all Company and individual performance measures were met under the 2011 STIP. Amounts included in the maximum column assume that the “excellent” levels of all Company and individual performance measures were met under the 2011 STIP. The actual amount of the annual cash incentive award paid to each named executive officer for 2011 performance is set forth above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a detailed description of the 2011 STIP, see “Compensation Discussion Analysis — Analysis of Executive Compensation Decisions — Short-Term Incentive Plan (“STIP”).”

(2)	These shares of restricted stock were subject to performance conditions in 2011, the year of grant. All of the applicable performance measures were achieved as of December 31, 2011; however, these awards remain subject to time-based vesting restrictions through December 31, 2014. See “Analysis of Executive Compensation Decisions — Long-Term Incentive Plan (“LTIP”) — 2011 LTIP Awards” and “— 2011 LTIP Performance Measures and Service Requirements” for a more detailed discussion of the 2011 LTIP grant.

(3)	This column represents the aggregate grant date fair value of the 2011 LTIP grant of restricted stock, calculated according to ASC 718 and is based on the closing price ($31.83 per share) of our common stock on NASDAQ on the date of grant. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes with respect to the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. See footnote (1) to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding equity plan awards under the 2007 Plan for each named executive officer as of December 31, 2011. On March 13, 2012, the named executive officers exercised all of their outstanding stock options listed in the table below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
J. Ross Craft	152,892	—	3.33	January 1, 2013	200,291	5,890,558
Qingming Yang	—	—	—	—	129,034	3,794,890
Steven P. Smart	28,845	—	3.33	January 1, 2013	126,609	3,723,571
J. Curtis Henderson	—	—	—	—	126,609	3,723,571
Ralph P. Manoushagian	28,845	—	3.33	January 1, 2013	101,155	2,974,969

(1)	The stock options reported above were granted on August 16, 2004, and became fully vested on January 1, 2006.

(2)	For each executive officer, the number of shares of stock that have not vested is made up of:

Name	Grant Date (a)	Number of Shares of Stock That Have Not Vested
J. Ross Craft	June 3, 2009	19,091
	August 2, 2010	120,000
	March 7, 2011	61,200
Qingming Yang	July 27, 2009	10,000
	May 7, 2010	23,334
	August 2, 2010	60,000
	March 7, 2011	35,700
Steven P. Smart	June 3, 2009	10,909
	August 2, 2010	80,000
	March 7, 2011	35,700
J. Curtis Henderson	June 3, 2009	10,909
	August 2, 2010	80,000
	March 7, 2011	35,700
Ralph P. Manoushagian	June 3, 2009	5,455
	August 2, 2010	60,000
	March 7, 2011	35,700

(a)	The restricted stock awards listed above remain subject to service-based vesting conditions. Awards granted on June 3, 2009, July 27, 2009, and May 7, 2010, vest in one-third annual increments on each of the first, second and third anniversaries of the respective date of grant of the awards. The service-based vesting schedule applicable to the awards granted on March 7, 2011 is described above under “Analysis of Executive Compensation Decisions — Long-Term Incentive Plan (“LTIP”) — 2011 LTIP Performance Measures and Service Requirements.” The same service-based vesting dates applicable to the March 7, 2011, awards apply to the August 2, 2010 awards. The treatment of all of these awards under certain termination and change in control events is described below under “Potential Payments Upon a Termination or Change in Control.”

(3)	Based on the closing price of our common stock on NASDAQ of $29.41 per share on December 30, 2011 (the last trading day of 2011).

Option Exercises and Stock Vested

The following table reflects stock awards that vested for each of our named executive officers during 2011. None of our named executive officers exercised any stock options during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(d)	(e)
J. Ross Craft	19,091	496,939
Qingming Yang	21,666	548,967
Steven P. Smart	10,909	283,961
J. Curtis Henderson	10,909	283,961
Ralph P. Manoushagian	5,455	141,994

(1)	For Mr. Craft, Mr. Smart, Mr. Henderson and Mr. Manoushagian, based on the closing price of our common stock on NASDAQ of $26.03 per share on the date of vesting, which was June 3, 2011. During 2011, Dr. Yang had 11,666 shares vest on May 7, 2011, and 10,000 shares vest on July 27, 2011. Value realized on vesting for Dr. Yang is based on the closing price of our common stock on NASDAQ of $24.71 per share (for the shares that vested on May 7, 2011) and $26.07 per share (for the shares that vested on July 27, 2011).

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

Employment Agreements

Actions Taken in 2011

We entered into either amended and restated employment agreements or new employment agreements with each of our named executive officers in January 2011. On January 1, 2011, we amended and restated the employment agreements of Mr. Craft and Mr. Smart, which replaced existing employment agreements originally entered into on January 1, 2003, and previously amended on December 31, 2008. On January 1, 2011, we also entered into a new employment agreement with Mr. Henderson, who did not have an existing employment agreement with the Company. The amended and restated employment agreements with Messrs. Craft and Smart, and the employment agreement with Mr. Henderson, are included as exhibits to the Form 8-K filed with the SEC on January 6, 2011. We entered into new employment agreements with each of Dr. Yang and Mr. Manoushagian, each of whom did not have an existing employment agreement with the Company, on January 24, 2011. These agreements are included as exhibits to a Form 8-K filed with the SEC on January 28, 2011.

As discussed in more detail below, the terms of our employment agreement with Mr. Craft are somewhat different than the terms of our employment agreements with the other named executive officers. For example, Mr. Craft’s employment agreement provides for a higher level of severance benefits and single-trigger payments upon a change in control rather than double-trigger severance, which is provided in the employment agreements with our other named executive officers. The differences in Mr. Craft’s employment agreement are the result of the committee’s competitiveness review of Mr. Craft’s prior employment agreement. The committee considered the level of severance benefits provided to similarly situated CEOs in the oil and gas industry and determined that the level of severance benefits in Mr. Craft’s prior employment agreement was not competitive for our industry. In addition to adjusting Mr. Craft’s severance benefits in the amended employment agreement, the committee determined that it was in the best interest of stockholders to retain the single-trigger payment provision contained in Mr. Craft’s prior employment agreement. The single-trigger provision in the prior employment agreement was the result of good faith negotiations by the Company and Mr. Craft, and after significant arms-length discussions regarding potential terms of a new agreement in 2010, both parties agreed to keep the provision. None of our other named executive officers has a single-trigger payment upon a change in control, none is contemplated by the Committee and the Committee does not expect to approve any additional, single-trigger payment provisions in the future.

Severance Payments and Benefits under the Employment Agreements

The employment agreements with our named executive officers provide for potential severance payments upon the termination of a named executive officer’s employment in certain situations, including in connection with a Change in Control, without Cause by the Company or for Good Reason by the executive officer, due to nonrenewal by the Company and upon the death or Permanent Disability of the executive officer.

Termination for Cause, without Good Reason, or due to Executive’s Nonrenewal.    In the event of an executive’s termination by the Company for Cause, by the executive without Good Reason, or by the executive’s proper notice of nonrenewal of the agreement, the Company shall have no severance obligation to the executive other than payment of accrued obligations (the “Accrued Obligations”), which are (i) earned but unpaid base salary through the date of termination, (ii) any employee benefits to which the executive has a vested entitlement as of the date of termination, (iii) accrued but unused vacation, and (iv) approved but unreimbursed eligible business expenses.

Death or Permanent Disability.    Under the terms of the employment agreements, in the event of an executive’s death or if he becomes subject to a Permanent Disability, the agreements will terminate and we will pay the executive or his estate the Accrued Obligations and a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 100% of the executive’s then-current annual base salary, and (ii) 100% of the average of any bonuses received by the executive in the two years immediately before the separation from service.

Termination without Cause, for Good Reason or due to Company’s Nonrenewal.    If the agreements are terminated by the Company without Cause, by the executive for Good Reason, or by the Company’s proper notice of nonrenewal of the agreement, the Company will pay each named executive officer the (i) Accrued Obligations, (ii) a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to 150% (or 200%, in the case of Mr. Craft) of the greater of (A) the executive officer’s then-current base salary or (B) the executive officer’s base salary at any time within two years immediately before the separation from service, and (iii) the bonus that the named executive officer would have received based on actual achievement of applicable performance goals in the year of termination (prorated for any partial year of service in the case of a named executive officer, except for Mr. Craft), payable on the date that annual bonuses are paid to the named executive officers still employed by the Company. The Company will also reimburse the named executive officers for certain premiums paid under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), for up to 18 months (or up to 24 months, in the case of Mr. Craft; in the case of all executives, up to 12 months if an executive terminates his employment for Good Reason), depending on the executive’s eligibility for continuation of coverage under COBRA.

Change in Control.    If Mr. Craft is employed by the Company at the time of a Change in Control, Mr. Craft’s employment agreement will automatically terminate, without regard to whether Mr. Craft experiences a separation from service, and Mr. Craft will receive the Accrued Obligations and a lump sum cash payment, payable between 20 and 60 days after the date of termination following the Mr. Craft’s proper execution of a release of claims in favor of the Company, equal to (i) 200% of the greater of Mr. Craft’s then-current base salary and Mr. Craft’s base salary at any time within the two years before the Change in Control, and (ii) 200% of the average of any bonuses received by Mr. Craft in the two years before the Change in Control. We will also reimburse Mr. Craft for certain premiums paid under COBRA for up to 24 months following his separation from service, subject to Mr. Craft’s eligibility for continuation of coverage under COBRA.

If one of the other named executive officers is employed by us at the time of a Change in Control and his agreement is terminated without Cause or by the executive for Good Reason within one year of the Change in Control, the executive will receive a lump sum cash payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 150% of the greater of the executive’s then-current base salary and his base salary at any time within the two years immediately before the Change in Control, and (ii) 100% of the average of bonuses received by the executive in the two years before the Change in Control. We will also reimburse the executive for certain premiums paid under COBRA for a period of up to 18 months, depending on the executive’s eligibility for continuation of coverage under COBRA.

If a named executive officer is terminated by the Company without Cause or if he terminates his employment for Good Reason, in either case, within 120 days before the occurrence of a Change in Control, then the named executive officer will be entitled to receive, in addition to the benefits described above for termination without Cause or for Good Reason, a lump sum equal to the excess, if any, of the severance benefits he would have received if he had been employed on the date of the Change in Control over the severance benefits he actually received in connection with his termination of employment.

Conditions to Receipt of Severance

All payments and benefits due under the employment agreements are conditioned upon the execution and non-revocation by the executive officer of a release for the Company’s benefit. Under the agreements, the executive officers have also agreed to certain confidentiality, non-competition and non-solicitation covenants with respect to the Company. The confidentiality covenants apply during the term of the agreement and for a one year period following the executive officer’s termination of employment. The non-competition and non-solicitation covenants apply during the term of the agreement and for one year following the executive officer’s termination of employment (or for six months following termination of employment in the case of (i) Mr. Craft, in the event of his termination from employment for Good Reason or in connection with a Change in Control, or (ii) the other named executive officers, if an executive officer is terminated without Cause or for Good Reason within one year following a Change in Control). Violation of any restrictive covenant entitles the Company to complete relief, which includes restitution. In addition, in the event of the breach of a restrictive covenant during an executive officer’s employment with us, the executive could be terminated for Cause (provided that the breach constituted a material violation of the employment agreement). The employment agreements do not prohibit the Company from waiving a breach of a restrictive covenant.

Section 280G

If amounts payable to an executive officer under his employment agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then the Payments due to the executive under the employment agreement will either (i) be reduced so that the present value of the Payments is $1.00 less than the amount which would cause the executive to incur an excise tax under Section 4999, or (ii) be paid in full, whichever produces the better, net, after-tax result for the executive (taking into account any applicable excise or income taxes).

Employment Agreement Definitions

For purposes of the employment agreements, the following terms have been given the meanings set forth below:

“Change in Control” is generally defined as (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or under which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and the its subsidiaries to any other person or entity (other than an affiliate of the Company), (iii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (iv) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change in Control does not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Cause” is generally defined as (i) the willful and continued failure by the executive substantially to perform his duties, responsibilities or authorities (other than any such failure resulting from the executive becoming Permanently Disabled), (ii) the willful engaging by the executive in misconduct that is materially injurious to the Company, (iii) any misconduct by the executive in the course and scope of the executive’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances or other violations of the Company’s personnel policies, rules or Code of Conduct, (iv) any material violation by the executive of his employment agreement, or (v) any violation by the executive of any fiduciary duty owed by the executive to the Company or its affiliates. For these purposes, no act, or failure to act, on the executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Good Reason” is generally defined as, without the executive’s consent, (i) a material diminution in the executive’s annual base salary, duties, responsibilities or authorities, (ii) a requirement that the executive report to an officer or employee other than the Board (or, in the case of executive officers other than Mr. Craft, to an officer or employee other than the president or the Board), (iii) a material relocation of the executive’s primary work location more than 50 miles from the Company’s corporate headquarters (or 25 miles, in the case of Mr. Craft), or (iv) any other material breach by the Company of its obligations under the employment agreement.

An executive will be deemed to have become “Permanently Disabled” when (i) he receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of the executive at any time after he has been absent from the Company for a total period of 180 or more calendar days in any 12-month period) that the executive has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law, or (iii) he is otherwise unable for a continuous period of 90 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness or other incapacity (or 120 days, in the case of Mr. Craft).

Table of Severance Benefits.    The following table summarizes the potential severance payments payable to our executive officers under their employment agreements. The table is only intended to summarize various terms of the employment agreements and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC as discussed above.

Name	Title	Change in Control (“CIC”)(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
J. Ross Craft	President & CEO	(a) 200% of base salary, (b) 200% of average bonus during two years before CIC, and (c) COBRA premiums for up to 24 months.	(a) 200% of base salary, (b) 100% of bonus, and (c) COBRA premiums for up to 24 months (12 months if executive terminates for Good Reason).	(a) 200% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 24 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.
Qingming Yang	Executive Vice President — Business Development & Geosciences	150% of base salary, (b) 100% of average bonus during two years before CIC, and (c) COBRA premiums for up to 18 months.	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 18 months (12 months if executive terminates for Good Reason).	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 18 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.
Steven P. Smart	Executive Vice President & CFO	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.
J. Curtis Henderson	Executive Vice President & General Counsel	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.
Ralph P. Manoushagian	Executive Vice President — Land	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.	Same as Dr. Yang.

(1)	Change in Control must be followed by termination of employment by the Company without Cause or by the executive for Good Reason, each within one year of the Change in Control, for severance to be payable to the named executive officers, except for Mr. Craft. Amounts due to Mr. Craft are automatically payable upon Change in Control regardless of termination of employment.

Stock Incentive Plan

In addition to potential severance payments under the executive employment agreements discussed above, certain restricted stock awards granted to our named executive officers under the 2007 Plan are subject to accelerated vesting in the event of a Change in Control or certain termination events. Specifically, the 2007 Plan provides that unvested restricted shares will automatically vest in full upon the occurrence of a Change in Control. In addition, the form of restricted stock award agreements we used to grant awards to our named executive officers after August 1, 2010, also provide that unvested restricted shares will automatically vest in full upon termination of employment by reason of death or Disability, in addition to automatic vesting upon a Change in Control. The definitions of Change in Control under the 2007 Plan and the restricted stock award agreements are the same definitions under the employment agreements, which are discussed above under “Employment Agreement Definitions.” Under the 2007 Plan and the restricted stock award agreements, Disability is generally defined as (i) the inability of an executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) an executive’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or an affiliate, due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Quantification of Payments

The table below summarizes the dollar amounts of potential payments to each named executive officer upon a qualifying termination of employment or Change in Control assuming that each of the events described in the table below occurred on December 31, 2011, when the closing price of the Company’s common stock was $29.41. The values below are our best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a Change in Control as of December 31, 2011, and we believe the amounts below have been calculated using reasonable assumptions. All amounts are before taxes, which would reduce amounts ultimately due to our named executive officers. Any actual payments that may be made pursuant to the agreements described above depend on various factors, which may or may not exist at the time a Change in Control actually occurs and/or the named executive officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward looking statements.”

Name	Change in Control or CIC(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
J. Ross Craft
Salary	$800,000	$800,000	$800,000	$400,000
Bonus	697,500	510,000	510,000	510,000
Accelerated Equity	5,890,558	—	—	5,890,558
Continued Medical (COBRA)(2)	47,509	47,509	47,509	—

Total(3)	$7,435,567	$1,357,509	$1,357,509	$6,800,558

Qingming Yang
Salary	$412,500	$412,500	$412,500	$275,000
Bonus	149,875	233,750	233,750	233,750
Accelerated Equity	3,794,890	—	—	3,794,890
Continued Medical (COBRA)(2)	29,241	29,241	29,241	—

Total(3)	$4,386,506	$675,491	$675,491	$4,303,640

Name	Change in Control or CIC(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
Steven P. Smart
Salary	$412,500	$412,500	$412,500	$275,000
Bonus	169,575	233,750	233,750	233,750
Accelerated Equity	3,723,571	—	—	3,723,571
Continued Medical (COBRA)(2)	17,261	17,261	17,261	—

Total(3)	$4,322,906	$663,511	$663,511	$4,232,321

J. Curtis Henderson
Salary	$412,500	$412,500	$412,500	$275,000
Bonus	168,375	233,750	233,750	233,750
Accelerated Equity	3,723,571	—	—	3,723,571
Continued Medical (COBRA)(2)	29,241	29,241	29,241	—

Total(3)	$4,333,687	$675,491	$675,491	$4,232,321

Ralph P. Manoushagian
Salary	$300,000	$300,000	$300,000	$200,000
Bonus	113,050	170,000	170,000	170,000
Accelerated Equity	2,974,969	—	—	2,974,969
Continued Medical (COBRA)(2)	19,518	19,518	19,518	—

Total(3)	$3,407,537	$489,518	$489,518	$3,344,969

(1)	As described above, for the named executive officers other than Mr. Craft, the Change in Control must be followed by a termination of employment by the Company without Cause or by the executive for Good Reason, in either case within one year of the Change in Control, in order for the “Salary,” “Bonus” and “Continued Medical (COBRA)” amounts reported above to become payable. Accelerated vesting of equity awards and all payments due to Mr. Craft are triggered upon the occurrence of a Change in Control regardless of termination of employment.

(2)	Based on assumptions used for financial reporting purposes under GAAP. In the event of a termination by the executive for Good Reason, the duration of continued medical benefits would only last up to 12 months; however, for purposes of quantifying amounts in this table, the “By Company Without Cause or by Executive For Good Reason” column reports up to 18 months of continued coverage (or 24 months, in the case of Mr. Craft) in the event of a termination without Cause or for Good Reason, which is what would be provided in the event of a termination without Cause by the Company.

(3)	“Total” amounts are calculated without regard to the potential 280G reduction described above under “Employment Agreements — Section 280G.” The amount of any potential reduction would be determined at the time of payment.

DIRECTOR COMPENSATION

Annual Retainer and Meeting Fees

Each of our directors received an annual retainer of $50,000 in common stock for services rendered in 2011, under our director compensation plan. Each of our directors also received an annual retainer of $35,000 in cash, stock or a combination of both, at the election of each director, payable in four equal installments on the first trading day of each quarter. In addition, each Chairman of the Audit Committee and Compensation Committee received $15,000 and $7,500, respectively, in cash, stock or a combination of both, at the election of each Chairman, and payable in four equal installments on the first trading day of each quarter. Further, each director and committee member received cash meeting fees of $1,000 for each Board meeting attended, $1,000 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended.

Additionally, each director is reimbursed for travel and miscellaneous expenses incurred to attend meetings and activities of the Board or its committees, as well as travel and miscellaneous expenses related to such director’s participation in general education and programs for directors.

The following table sets forth a summary of the compensation we paid to our directors in 2011. The amounts shown under the “Stock Awards” column reflect the grant date fair value of the common stock elected to be received by each director and were calculated in accordance with ASC 718, based on the NASDAQ closing price of our common stock on the date of grant. Neither Mr. Craft, who is a full-time employee, nor Mr. Lawrence, who is affiliated with Yorktown Energy Partners, receives compensation for serving as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Alan D. Bell	17,000	97,292	114,292
James H. Brandi	33,646	80,000	113,646
James C. Crain	22,500	88,750	111,250
Sheldon B. Lubar	15,500	86,250	101,750
Christopher J. Whyte	32,500	67,500	100,000

Director Compensation Changes Following Fiscal Year-End

In January 2012, the Compensation Committee considered an increase in the Board’s annual retainer amount based on the advice of Meridian. The amount of the annual retainer for outside Board members had not changed from $85,000 since the Company’s IPO in 2007. In determining whether to raise the annual retainer, the committee considered director compensation data from the Company’s peer group provided by Meridian, the increasing time spent on Board and committee matters, the complexity of issues discussed and ongoing corporate governance matters. At the time of consideration, the Company’s director compensation was below the 25th percentile of the Company’s peer group. Following consideration of these matters, the committee agreed that a gradual, upward adjustment in annual retainer amount would be appropriate, and approved an increase to the annual stock retainer to $70,000 in stock and $40,000 in cash, stock or a combination of both. The committee also approved an increase in Board meeting fees from $1,000 to $1,500 per meeting. Going forward, these increases place the Company’s outside director compensation at approximately the 30th percentile of the Company’s peer group. For a discussion of the Company’s peer group, please see “Setting Executive Officer Compensation — Use of Peer Group Comparisons.”

Director Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our directors is important in aligning director’s interest more closely with those of the Company’s stockholders. Therefore, in January 2012, the Compensation Committee established director stock ownership guidelines under which directors who are not also named executive officers of the Company are expected to own shares of the Company’s common stock having a market value of five times the portion of the annual retainer payable in cash, common stock or a combination of both, which is currently set at $40,000 for 2012. Directors have up to five years to meet the stock ownership guideline. Each non-employee director currently satisfies the guidelines.

EQUITY COMPENSATION PLAN TABLE

The following table summarizes information about our long-term incentive compensation plans as of December 31, 2011:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	260,097	$5.13	1,225,376
Equity compensation plans not approved by stockholders	—	—	—

Total	260,097	$5.13	1,225,376

For more information about our 2007 Plan, see “Proposal 3 — Approval of the Second Amendment to the 2007 Stock Incentive Plan” and “Compensation Discussion and Analysis — Analysis of Executive Compensation Decisions — Long-Term Incentive Plan (“LTIP”).”

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction. For these purposes, a related-party transaction is a transaction between the Company and any related party, such as an officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. We had no related-party transactions in 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2012. Stockholders are being asked to ratify the appointment of Hein at the 2012 annual meeting of stockholders, under Proposal 4.

Representatives of Hein are expected to be present at the annual meeting. Hein representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions at the annual meeting.

Audit Fees

Our independent registered public accounting firm for 2011 and 2010 was Hein & Associates LLP. The fees billed to us by Hein are shown in the table below.

	Year Ended December 31,
	2011	2010
Audit fees	$402,402	$402,550
Audit-related fees	24,965	2,525

Total	$427,367	$405,075

Audit fees consist of fees billed for professional services for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings. For 2011 and 2010, these services include the review of our prospectus for our equity offerings in November 2011 and November 2010, and the audit of our internal controls over financial reporting.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services consisted of consultations concerning financial accounting and reporting standards.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit and audit-related services rendered by Hein in 2011 and 2010 were approved by the Audit Committee before Hein was engaged for such services. No services of any kind were approved pursuant to a waiver permitted under 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by our Audit Committee and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2011, and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T. The Audit Committee discussed with our independent registered public accounting firm the independence of such firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting according to the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP standards, or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

Alan D. Bell, Chairman
James H. Brandi
James C. Crain
Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted according to the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2013 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2013 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 21, 2012, to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2012 annual meeting of stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days before the one year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2013 annual meeting of stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 21, 2012, and no later than January 20, 2013.

Pursuant to Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before January 20, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after January 20, 2013, and the matter nonetheless is permitted to be presented at the 2013 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2013 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet to have a stockholder proposal included in our proxy statement for the 2013 annual meeting of stockholders.

2011 Annual Report to Stockholders

Our 2011 annual report to stockholders accompanies this proxy statement. The 2011 annual report to stockholders is not a part of the proxy soliciting material.

Stockholder List

In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. The list will be open to the examination of any stockholder, for purposes relevant to the annual meeting, during ordinary business hours for 10 days before the annual meeting.

Additional Information About Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. A link to our investor relations site can be found at http://ir.approachresources.com/. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

To have information such as our latest quarterly earnings release, annual report on Form 10-K or quarterly reports on Form 10-Q mailed to you, please contact investor relations at (817) 989-9000 or via our website at http://ir.approachresources.com/.

You may read without charge, and copy at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet web site maintained by the SEC at www.sec.gov.

In this proxy statement, we state that information and documents are available on our web site. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson
Executive Vice President, General Counsel and Secretary

Fort Worth, Texas

April 20, 2012

APPENDIX 1 — SECOND AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN

SECOND AMENDMENT TO THE

APPROACH RESOURCES INC.

2007 STOCK INCENTIVE PLAN

This Second Amendment (the “Second Amendment”) to the Approach Resources Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), is made effective as of May 31, 2012 (the “Amendment Effective Date”), by Approach Resources Inc., a Delaware corporation (“Approach”), subject to approval by Approach’s stockholders.

W I T N E S S E T H:

WHEREAS, Approach established the Plan, originally effective as of June 28, 2007, under which Approach is authorized to grant equity-based incentive awards to certain employees and service providers of Approach and its subsidiaries;

WHEREAS, Section 14.1 of the Plan provides that Approach’s board of directors (the “Board”) may amend the Plan subject to, in certain circumstances, the approval of the holders of at least a majority of Approach’s shares of common stock;

WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by Approach’s shareholders at the Company’s 2012 annual meeting, to (a) delete the Plan’s “evergreen” provision in Section 4.1(a), (b) provide for a maximum number of shares available for grant of Awards under the Plan after the Amendment Effective Date at 2,100,000, (c) extend the term of the Plan until May 30, 2022, and (d) remove the Plan provisions permitting (i) shares tendered by an option holder to pay for the exercise of an option and (ii) shares withheld for taxes, in either case, to be recycled back into the Plan for future Awards; and

WHEREAS, capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date as set forth below:

1. Section 1.3 of the Plan is hereby deleted and replaced in its entirety with the following:

1.3 Effectiveness and Term. This Plan was originally effective on June 28, 2007 (the “Effective Date”), the date of its approval by the holders of at least a majority of the shares of Common Stock. The Plan was subsequently amended by the Board effective December 31, 2008. The Plan was subsequently amended by the Board and approved by Approach’s shareholders effective May 31, 2012. Unless terminated earlier by the Board pursuant to Section 14.1, this Plan shall terminate on May 30, 2022.

2. Section 4.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan, as of May 31, 2012, shall not exceed 2,100,000 shares. If an Award granted under the Plan, including Awards granted and outstanding as of the Amendment Effective Date, expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of Common Stock which were subject to the Award shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.

3. Section 4.3(f) of the Plan is hereby deleted and replaced in its entirety with the following:

(f) Payment of Exercise Price and Withholding Taxes. The number of shares available for grant of Awards under the Plan shall not be increased by (i) the number of shares of Common Stock delivered or withheld to pay the exercise price of any Award, or (ii) the number of shares of Common Stock delivered or withheld to pay withholding taxes payable upon exercise, vesting or payment of any Award.

4. Except as set forth above, the Plan shall continue to read in its current state.

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IN WITNESS WHEREOF, Approach has caused the execution of this Second Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

APPROACH RESOURCES INC.

By:	/s/ J. Ross Craft
J. Ross Craft
President and Chief Executive Officer

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ANNUAL MEETING OF STOCKHOLDERS OF

May 31, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. To obtain directions to attend the meeting and vote in person, contact investor relations at (817) 989-9000.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Stockholders, proxy statement, proxy card and 2011 annual report to stockholders are available at www.approachresources.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20230303000000000000 8	053112

The Board of Directors recommends that you vote FOR ALL NOMINEES on proposal 1, and FOR proposals 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of two Class II Directors			2.	Advisory vote to approve executive compensation	☐	☐	☐
	NOMINEES:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	O James H. Brandi O James C. Crain		3.	Approve second amendment to the Company’s 2007 Stock Incentive Plan	☐	☐	☐
☐ WITHHOLD AUTHORITY					FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES			4.	Ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐
☐ FOR ALL EXCEPT
(See instructions below)

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2, 3 and 4, and in the proxies’ discretion on any other business that may properly come before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying proxy statement, proxy card and 2011 annual report of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on May 31, 2012, at 10:00 a.m., Central Time, and at all postponements or adjournments thereof, as indicated on this proxy.

(Continued and to be signed on the reverse side)

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